UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
VIRTUS INVESTMENT PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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14a-6(i)(1)
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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED March 22, 2023

In accordance with Rule 14a-6(d) under Regulation 14A, please be advised that Virtus Investment Partners, Inc. intends to release definitive copies of this proxy statement to security holders on or about [April 6], 2023.

2023 PROXY STATEMENT

One Financial Plaza, Hartford, Connecticut 06103

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Date, Time and Place:	Wednesday, May 17, 2023 at 10:00 A.M. Eastern Daylight Time (“EDT”) at the Company’s offices, One Financial Plaza, 19th Floor, Hartford, Connecticut.
Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April [6], 2023.

Items of Business:

1.

To elect two Class III directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2026 annual meeting of shareholders or upon his successor being elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement;

4.	To hold an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;

5.	To amend and restate our certificate of incorporation to provide for the phased-in declassification of our Board of Directors; and

6.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be held in person and according to recommended safety protocols. If we determine that it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 22, 2023 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2023 Annual Meeting of Shareholders or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2022 Annual Report over the Internet, instructions on how to vote your shares as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the 2022 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at www.proxyvote.com.

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It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/ WENDY J. HILLS

WENDY J. HILLS

SECRETARY

APRIL [6], 2023

HARTFORD, CONNECTICUT

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GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2023 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2023 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof, to be held on Wednesday, May 17, 2023 at 10:00 A.M. EDT at the Company’s offices, One Financial Plaza, 19th Floor, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2022 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April [6], 2023.

Shareholders are invited to attend the Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

How will the Annual Meeting be conducted?

Pursuant to our Amended and Restated Bylaws (the “Bylaws”), the Board has broad responsibility and legal authority to adopt rules and regulations for the Annual Meeting to ensure the meeting is conducted in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman of the Board (the “Chairman”) may also exercise discretion in recognizing shareholders’ comments or questions and in determining the extent of discussion on each item of business. Questions pertinent to meeting matters will be answered at the conclusion of the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to meeting matters and therefore will not be answered. Dialogue can also be facilitated with interested parties outside the meeting as described below under “Shareholder and Interested Party Communications.” The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

We are urging all shareholders to take advantage of voting in advance by mail, by telephone or through the Internet. While we anticipate that the Annual Meeting will occur as planned on May 17, 2023, there is a possibility that, due to the COVID-19 pandemic, the Annual Meeting may be postponed or the location may need to be changed. Should this occur, we will notify you by issuing a press release and filing an announcement with the Securities and Exchange Commission (the “SEC”) as definitive additional soliciting material. If you plan to attend the Annual Meeting in person, please note that all attendees will be required to follow recommended safety protocols.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April [6], 2023, we are mailing or delivering electronically to certain of our shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Holders of record of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 22, 2023 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of record of our Common Stock as of the Record Date will be entitled to one vote for each share of Common Stock held. As of the Record Date, there were [7,288,394] shares of our Common Stock outstanding and entitled to vote. A list of all shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at One Financial Plaza, Hartford, Connecticut for the 10-day period immediately preceding the Annual Meeting. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

We are asking shareholders to vote upon the election of two directors recommended for nomination by our Governance Committee and nominated by our Board for two Class III director seats, each to hold office for a three-year term expiring at the 2026 Annual Meeting of Shareholders or upon his successor being elected and qualified, or until his earlier resignation, retirement, death, disqualification or removal. Information concerning the Class III director nominees is provided below under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS.” A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted. That said, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” such director nominee’s election is required to promptly tender his or her resignation, subject to acceptance by the Board, in accordance with our Bylaws. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement. There is no cumulative voting in the election of directors.

As discussed in greater detail in the Declassification Proposal (as defined below), the Board has recently approved an amendment and restatement of our certificate of incorporation to provide for the phased-in declassification of the Board, beginning in 2024, subject to the approval of the shareholders at the Annual Meeting. If the Declassification Proposal is approved by the requisite vote of the shareholders, the directors elected at the 2024 Annual Meeting of Shareholders (and each Annual Meeting of Shareholders held thereafter) will be elected for one-year terms, and beginning with the 2026 Annual Meeting of Shareholders, the entire Board will be elected on an annual basis.

2.	Ratification of the Audit Committee’s appointment of the independent registered public accounting firm

Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2023 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. The ratification of the Audit Committee’s appointment of the independent registered public accounting firm is considered a routine matter for which a bank, broker or other holder of record will have discretionary authority to vote on behalf of the beneficial owners of shares held by the bank, broker or other holder, even in the absence of specific instructions from the beneficial owner.

3.	Approval, in an advisory vote, of the compensation of our named executive officers, as disclosed in the Proxy Statement

An advisory vote on the compensation of our named executive officers is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The affirmative vote of a majority of the votes represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of this vote and will take it into consideration when making future decisions regarding executive compensation.

4.	Advisory vote on the frequency of future advisory votes on executive compensation

We are providing for an advisory vote regarding how frequently the Company should conduct advisory votes on executive compensation as required pursuant to Section 14A of the Exchange Act. The Board has determined that the frequency which receives the highest number of votes cast by shareholders will be viewed as representing the frequency that shareholders believe should be chosen by the Board. Abstentions and broker non-votes will have no effect on this advisory vote because only votes indicating a preference for the frequency of the advisory vote on executive compensation will be considered. Although the advisory vote is non-binding, the Board will review the results of this vote and will take it into consideration when determining how often we submit an advisory vote on executive compensation to shareholders.

5.	Amendment and restatement of our certificate of incorporation to provide for the phased-in declassification of the Board

Our Board has, upon the recommendation of our Governance Committee, unanimously determined that it would be advisable and in the best interests of the Company and our shareholders to amend and restate our certificate of incorporation (as amended, the “Amended and Restated Certificate of Incorporation”) to phase in the declassification of our Board and to provide for the annual election of all directors (the “Declassification Proposal”). The proposed Amended and Restated Certificate of Incorporation requires approval by the holders of at least 66 2⁄3% of the total voting power of all classes of outstanding capital stock, voting together as a single class, on the Record Date entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the Declassification Proposal. If the Declassification Proposal is not approved by the requisite vote of the shareholders at the Annual Meeting, the Amended and Restated Certificate of Incorporation will not become effective. In that case, the Board will remain divided into three classes, with directors in each class serving staggered three-year terms and the term of office of directors of one class expiring at each annual meeting.

Who may attend the meeting?

All shareholders as of the Record Date may attend the Annual Meeting. If you are a registered holder, to gain admission, you will need valid picture identification or other proof that you are a shareholder of record of Common Stock as of the Record Date. If your Common Stock is held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Common Stock on the Record Date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to investor.relations@virtus.com.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends that shareholders vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;

•	“FOR” the approval, on an advisory basis, of our named executive officer compensation;

•	“ONE YEAR” with respect to the frequency of future advisory votes to approve the compensation paid to our named executive officers; and

•	“FOR” the Declassification Proposal.

How many votes are required to conduct the Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum if you vote by mail, by telephone or through the Internet either before the Annual Meeting or in person during the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

How are votes counted?

A representative from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, will serve as the inspector of elections for the Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	In person at the Annual Meeting;

•	Over the Internet at www.proxyvote.com;

•	By telephone, toll free at 1-800-690-6903; or

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By completing and returning a proxy card that will be mailed to you, along with a postage-paid envelope if you request delivery of a full set of proxy materials, which may be mailed to you, at the Company’s option, beginning after the 10th day following the mailing of the Notice of Internet Availability of Proxy Materials.

The deadline for voting by Internet or telephone prior to the meeting is 11:59 P.M., EDT, on Tuesday, May 16, 2023. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), the trustee must receive your vote no later than 11:59 P.M., EDT, on Friday, May 12, 2023.

Holders of record may vote in person at the Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Company’s 401(k) Plan during the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to, or are otherwise unable to, attend the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the Annual Meeting.

If you hold shares as a participant in the Company’s 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Company’s 401(k) Plan and you do not vote, the Company’s 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised; (ii) attending the Annual Meeting and voting in person; or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether cast in person, by telephone, Internet or proxy card, is the one that will be counted.

If you hold shares as a participant in the Company’s 401(k) Plan, you may change your vote and revoke your proxy by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised, or (ii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy, in each case if you do so no later than 11:59 P.M., EDT, on Friday, May 12, 2023. You cannot, however, revoke or change your proxy with respect to shares held through the Company’s 401(k) Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine” and the beneficial owner has not provided voting instructions or because your broker chooses not to vote on a routine matter for which it does have discretionary authority. This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the Annual Meeting unless you expressly provide voting instructions to that firm.

The non-routine proposals that will be presented at the Annual Meeting are: (i) the election of directors; (ii) the shareholder advisory vote to approve the compensation of our named executive officers; (iii) the shareholder advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and (iv) the Declassification Proposal. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023 is considered a routine proposal for which a bank, broker or other holder of record may vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner. In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card (or valid instruction via the Internet or by telephone) that is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Why did my household receive only one Notice of Internet Availability of Proxy Materials, or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability of Proxy Materials that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials, and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently intend to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K (“Form 8-K”) within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer, or directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules (“NASDAQ Rules”). In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ Rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards that are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2023, the Board considered the independence of our directors and determined that each of Dr. Fleming, Ms. Jones, and Messrs. Bain, Greig, Holt, Morris and Zarrilli meets the criteria for independence as established by NASDAQ Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation and Governance Committees is independent under applicable NASDAQ Rules; each member of the Audit Committee is also independent under the independence criteria required by the SEC for audit committee members; and each member of the Compensation Committee is “independent” under the criteria established by NASDAQ Rules and qualifies as a “non-employee director” pursuant to Rule 16b-3 of the Exchange Act.

Board and Committee Membership

Our Board has established the following three standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

The table below provides the current membership for each of the Board committees:

Name	Audit	Compensation	Governance

Peter L. Bain		Member

Susan S. Fleming	Member		Chair

Paul G. Greig	Chair

Timothy A. Holt		Member	Member

Melody L. Jones		Chair	Member

W. Howard Morris	Member

Stephen T. Zarrilli	Member

During 2022, the Board held 12 meetings. Our independent directors meet in regularly scheduled executive sessions. Mr. Holt, our independent Chairman, presides over all Board meetings and executive sessions. Directors are expected to attend all Board meetings, the annual meeting of shareholders and meetings of committees on which they serve, and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our directors attended our 2022 Annual Meeting, and each of our current directors attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2022.

The Board has adopted written charters for each of the Audit, Compensation and Governance Committees that set forth the responsibilities, authority and specific duties of each such committee. Each committee reports out regularly to the full Board regarding its deliberations and actions. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure and Evaluation

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ Rules. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for the Company and may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman and Chief Executive Officer to be separate.

At this time, the Board believes that it is advisable for one of our independent directors to serve as Chairman, and the Board has elected Timothy A. Holt as Chairman. The Board believes that its members provide a broad array of experience, expertise and perspective and that it is beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer (“CEO”), and also a director, to lead the Company and its management as CEO. Mr. Holt and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas and direction of the Board and for the Company as a whole. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times and may choose a different leadership structure in the future.

As part of our annual Board self-evaluation process, we evaluate how the Board and governance structure function to ensure that the Board continues to provide an optimal governance structure for the Company and our shareholders, with oversight by the Governance Committee. As part of this process, we engage a third party to facilitate a comprehensive self-evaluation of the Board and each standing Committee. In addition, the Governance Committee conducts an individual evaluation of each director considered for nomination for re-election to the Board based upon individual interviews with each director regarding each of the prospective nominees.

Audit Committee

The Audit Committee currently consists of Messrs. Greig (Chair), Morris and Zarrilli and Dr. Fleming. The Board has determined that Messrs. Greig, Morris and Zarrilli each qualify as an “audit committee financial expert” as defined under SEC rules and that all members of the Audit Committee meet the criteria for service under applicable NASDAQ Rules.

During 2022, the Audit Committee held eight meetings. The primary purposes of the Audit Committee are (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including a review of the independent registered public accounting firm’s qualifications and independence, and (ii) to assist the Board in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Company’s financial statements and financial reporting process, the Company’s systems of internal accounting and financial controls, the annual independent audit of the consolidated financial statements of the Company and its subsidiaries, the Company’s internal auditing and accounting processes, and the Company’s legal and regulatory compliance programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Jones (Chair) and Messrs. Bain and Holt. During 2022, the Compensation Committee held seven meetings. The primary purposes of the Compensation Committee are (i) to provide assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies, and (ii) to review and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy and objectives, and link compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Compensation Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive programs;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive officer compensation;

•	Approving equity-based compensation; and

•	Retaining compensation consultants and legal counsel, as appropriate.

The Compensation Committee reviews and approves any changes to executive officer base salary and sets annual and long-term incentive compensation opportunity levels for our executive officers. In addition, the Compensation Committee reviews performance against pre-established performance goals and objectives for the incentive plans under which our executive officers, including our CEO, are compensated. The Compensation Committee recommends incentive compensation awards for our CEO to the independent members of the Board for approval and, with the assistance of our CEO, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, other than our CEO, whose grants are approved by the independent members of the Board, and to other employees of the Company and its subsidiaries. The Compensation Committee has delegated to our CEO the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees paid by the Company to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Compensation Committee has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high-caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure that we are competitive in both attracting and retaining our executives. We believe our compensation structure is appropriately designed to retain high-caliber leadership.

Our compensation programs are designed to minimize excessive risk-taking. The base salary component of our compensation is aligned to market, which does not, we believe, create additional risk. Current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of total compensation is in the form of variable, or “at-risk”, pay that is delivered in the form of equity comprising performance-based units using three-year performance measurement periods and restricted stock units with three-year cliff or ratable vesting, respectively;

•	Plan-based awards to our executives are limited to a maximum payout;

•

After reviewing and certifying Company performance results, the Compensation Committee, in its discretion, recommends to the independent members of the Board compensation awards for our CEO and approves compensation awards for our other executive officers;

•

Clawback provisions allow the Company to claw back compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria, among other conditions; and

•

Our CEO, executive officers and directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention and do not create risks that are reasonably likely to have a material adverse effect on the Company. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a more complete discussion of our compensation policies and practices.

Governance Committee

The Governance Committee currently consists of Dr. Fleming (Chair), Ms. Jones and Mr. Holt. During 2022, the Governance Committee held four meetings. The primary purposes of the Governance Committee are (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; (iv) to annually assess and report to the Board regarding the performance of the Board and each of its committees; and (v) to assist management and the Board with respect to succession planning of the Company’s executives. The Company’s Corporate Responsibility Statement is available on our website at www.virtus.com in the “Our Story” section, under the heading “Corporate Responsibility.”

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy, either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

If a vacancy on our Board exists, or is anticipated, the Governance Committee may look to its members and to other directors for recommendations for nominees and may also retain a search firm to assist it in identifying qualified candidates and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” The Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant and will utilize the same criteria for evaluating candidates regardless of the source of the referral. Following its evaluation of all proposed nominees and consultation with our CEO, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects, including gender, race, ethnicity, age, sexuality and other types of personal characteristics, and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths, and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Board Diversity Matrix

The following table presents self-identified Board-level diversity as of March 31, 2023.

Board Diversity Matrix

Total Number of Directors	8

		Female	Male	Non-Binary	Did Not Disclose Gender

Gender Identity

Directors		2	6	—	—

Demographic Background

African American or Black		—	1	—	—

White		2	5	—	—

Risk Management Oversight

Our Board is responsible for overseeing the Company’s risk management processes. The Board regularly reviews the Company’s long-term business strategy, including the Company’s short-term and long-term strategic objectives, and monitors progress on those objectives. The Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model. Our Board regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability. In addition, our Board periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. Further, our Board also receives direct reports from management on risk topics of general interest to the full

Board, and each of our other Board Committees also receives periodic reports on topics relevant to the oversight of risk areas within the purview of such Committee and regularly reports to the full Board on these risk management matters. For example, the Board oversees cybersecurity risk by receiving regular reports from management on the Company’s cybersecurity efforts and meets with the Company’s chief information security officer. From time to time, additional reports are provided to the Board on cybersecurity and other information technology topics.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm and legal counsel financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

Both our Board and our Compensation Committee actively review and discuss with management our annual and long-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

While the Board and its committees oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters. We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board has adopted a written policy for the review and approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction), and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the CEO or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest.

Transactions with Related Persons

The Vanguard Group, Inc.

The Vanguard Group, Inc. (“Vanguard”) filed a Schedule 13G/A in February 2023 indicating that it holds 12.4% of our Common Stock as of December 31, 2022. As a result of beneficially owning more than 5% of our

Common Stock, Vanguard is currently considered a “related person” under our Related Person Transactions Policy. Certain affiliates of Vanguard provided distribution and other services to certain subsidiaries of the Company in connection with our sponsored open-end funds. During fiscal 2022, we paid affiliates of Vanguard approximately $0.5 million in distribution and service fees, almost all of which were reimbursed to the Company by its sponsored open-end funds. These transactions were consistent with the terms generally provided to all firms that offer our sponsored open-end funds in the ordinary course of business and were entered into on arms’ length terms.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). To be included in the proxy statement, notice of meeting and proxy relating to the 2024 Annual Meeting, proposals must be received by our Corporate Secretary not later than December [8], 2023 and must comply with the requirements of Rule 14a-8 of the Exchange Act (including the minimum share ownership requirements under that rule).

Pursuant to our Bylaws, in order for any business not included in the proxy statement to be brought before the 2024 Annual Meeting by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at One Financial Plaza, Hartford, CT 06103, no earlier than January [22], 2024 (75 days prior to April [6], 2024, the first anniversary of the date that we first mailed or made available our proxy materials for the 2023 Annual Meeting) and no later than February [21], 2024 (45 days prior to April [6], 2024). In the event that our 2024 Annual Meeting is held more than 30 days before or more than 30 days after the anniversary of this year’s Annual Meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at the 2024 Annual Meeting must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our Bylaws relating to shareholder nominations. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.

Shareholder and Interested Party Communications

Our Board is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

One Financial Plaza

Hartford, CT 06103

The Office of the Corporate Secretary will forward correspondence to its intended addressee promptly after receipt other than communications unrelated to the duties and responsibilities of our directors, including junk mail, mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Where appropriate, correspondence will also be reviewed by the General Counsel.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of March 31, 2023, by (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each of our current directors; (iii) the persons named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of March 31, 2023 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on [7,288,394] shares of Common Stock outstanding on March 31, 2023.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,193,804	(1)	[16.5%]

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	896,637	(2)	[12.4%]

T. Rowe Price Investment Management, Inc. 101 E. Pratt Street Baltimore, MD 21201	433,382	(3)	[6.0%]

(1)

Based on a Schedule 13G filed with the SEC on January 24, 2023 by BlackRock, Inc. BlackRock, Inc. has sole investment power with respect to 1,193,804 shares of Common Stock and sole voting power with respect 1,164,734 shares of Common Stock.

(2)

Based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole investment power with respect to 883,940 shares of Common Stock, shared investment power with respect to 12,697 shares of Common Stock, and shared voting power with respect to 5,818 shares of Common Stock.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc. T. Rowe Price Investment Management, Inc. has sole investment power with respect to 433,382 shares of Common Stock and sole voting power with respect to 159,678 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	255,742	(1)	[3.5	%]
Peter L. Bain	2,344		*
Susan S. Fleming	15,262		*
Paul G. Greig	2,399		*
Timothy A. Holt	28,908		*
Melody L. Jones	7,067		*
W. Howard Morris	1,173	(2)	*
Stephen T. Zarrilli	5,097		*
Michael A. Angerthal	73,318		[1	%]
Wendy J. Hills	5,400		*
Barry M. Mandinach	16,363		*
Richard W. Smirl	2,471	(3)	*

All directors and current executive officers as a group (13 persons)	430,110	(4)	[5.9	]%

*	Less than 1%
(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.
(2)	Includes 435 shares of Common Stock held by The Prairie & Tireman Group, LLC. Mr. Morris disclaims beneficial ownership of these shares.
(3)	Includes 1,545 RSUs that Mr. Smirl has the right to acquire as of, or within 60 days of, March 31, 2023.
(4)	See footnotes (1) through (3).

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has eight members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class III directors have a term expiring at the 2023 Annual Meeting. Our Class I and Class II directors have terms expiring at the 2024 and 2025 Annual Meetings, respectively. As discussed in greater detail in Item 5, the Declassification Proposal, below, which if approved by the requisite vote of the shareholders, the directors elected at the 2024 Annual Meeting of Shareholders (and each Annual Meeting of Shareholders held thereafter) will be elected for one-year terms, and, beginning with the 2026 Annual Meeting of Shareholders, the entire Board will be elected on an annual basis. The Class III Directors up for election at the 2023 Annual Meeting, however, will be elected to a three-year term.

Mr. Aylward has been a director of the Company since it became an independent public company on January 1, 2009, while Mr. Greig was appointed to the Board in October 2019.

Under our Corporate Governance Principles, a director is generally required to retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve; provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

In February 2023, members of our Governance Committee evaluated the contributions and performance of Messrs. Aylward and Greig as members of our Board. As part of its evaluation, each of our directors was interviewed regarding his or her views of the performance of each of Messrs. Aylward and Greig by a representative of the Governance Committee. Following completion of its individual evaluations, the Governance Committee recommended to the Board that each of Messrs. Aylward and Greig be nominated to stand for re-election as a Class III director at the Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved Messrs. Aylward and Greig as Class III nominees for election to the Board by the shareholders. If elected by shareholders, Messrs. Aylward and Greig will hold office for a three-year term expiring at the 2026 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Messrs. Aylward and Greig has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee.

A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. That said, pursuant to our Bylaws, any director nominee who receives a greater number of votes “withheld” than votes “for” such director nominee’s election is required to promptly tender such director nominee’s resignation subject to acceptance by the Board. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement.

The Board recommends that shareholders vote “FOR” the election of its two director nominees, George R. Aylward and Paul G. Greig, as Class III directors of Virtus

Listed below are the names of the Board’s nominees to the Class III director seats and the incumbent directors who will be continuing in office following the Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class III

GEORGE R. AYLWARD (58), Class III, Director since 2008. Mr. Aylward has served as President of the Company since November 6, 2006 and has been our President and CEO since January 1, 2009, when the Company became an independent public company. He joined the predecessor to the Company, Phoenix Investment Partners, Inc. (“PXP”), which was the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”), in 1996. At PNX, Mr. Aylward served as President, Asset Management, and Senior Executive Vice President from February 2007 to December 31, 2008; Executive Vice President, Asset Management, from November 6, 2006 to February 2007; Senior Vice President and Chief Operating Officer, Asset Management, from 2004 through 2006, and Chief of Staff to the Chairman, President and CEO from 2002 through 2004. He also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; President (since 2010) and Trustee (since 2012) of the Virtus Variable Insurance Trust; Trustee and President of the Virtus Alternative Solutions Trust since 2013; Director of the Virtus Global Funds, plc since 2013; and Chairman and Trustee of Virtus ETF Trust II since 2015. In addition, he serves as President, CEO and Director (or Trustee) of 12 closed-end funds for which one of the Company’s affiliated registered investment advisers, either Virtus Investment Advisers, Inc. or Virtus Alternative Investment Advisers, Inc., is the investment adviser. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge of and experience in the asset management and financial services industries, and superior executive management and financial skills as our CEO.

PAUL G. GREIG (67), Class III, Director since 2019. Mr. Greig served as Chairman of the Board of Opus Bank (“Opus”), a federally insured chartered commercial bank, from 2017 to 2019. While at Opus, he held the role of interim Chief Executive Officer and President during 2018 and 2019. At Opus, he served as chair of the Risk Committee and as a member of the Governance and Nominating Committee and Audit Committee. Prior to joining Opus, Mr. Greig served as Chairman of the Board, President and Chief Executive Officer of FirstMerit Corporation, a regional diversified financial services company, from 2006 to 2016. He has been a member of the Advisory Board of Omni Senior Living, senior residential communities located throughout Ohio, since 2016. He previously served as President and Chief Executive Officer of Citizens Banking Corporation—Illinois from 2005 to 2006 and was a director and member of the Audit Committee of the Federal Reserve Bank of Cleveland from 2011 to 2014. Mr. Greig brings to our board exceptional leadership experience along with expertise in financial and accounting matters, which positions him well to serve as a member of our Board and Chair of our Audit Committee.

Other Continuing Members of the Board

PETER L. BAIN (64), Class II, Director since 2019. Mr. Bain served as President, Chief Executive Officer and Director of OM Asset Management, a global multi-boutique asset management firm, (now known as BrightSphere Investment Group) from 2011 to 2017. From 2001 until 2009, he held various positions at Legg Mason, a global asset management firm, including Senior Executive Vice President from 2004 to 2009, head of affiliate management and corporate strategy from 2008 to 2009 and as chief administrative officer from 2003 to 2005. Prior to that time, he was with Berkshire Global Advisors from 1991 to 2000 where he served as Managing Director from 1995 to 2000, and earlier at Merrill Lynch & Co. in various roles from 1987 to 1990. Mr. Bain brings to our board demonstrated leadership experience in the asset management industry. Furthermore,

Mr. Bain’s extensive experience with a wide array of corporate finance and operational matters positions him well to serve as a member of our Board and Compensation Committee.

SUSAN S. FLEMING (53), Class II, Director since 2009. Dr. Fleming is an angel investor, entrepreneur in residence, keynote speaker, and executive educator for corporate clients focusing on issues of gender diversity and inclusion. She served as a senior lecturer of management and entrepreneurship at Cornell University from 2009 to 2018. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. In August 2018, Dr. Fleming joined the board of RLI Corp., an American property and casualty insurance company where she serves as a Director and is a member of the Nominating/Governance and Finance and Investment Committees. Her prior directorships include Endurance Specialty Holdings, Ltd., a global insurance provider, where she served from May 2011 to March 2017; Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003; PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006; and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, education and entrepreneurship, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate finance and organizational leadership also positions her well to serve as a member of our Board and Audit Committee and Chair of our Governance Committee.

TIMOTHY A. HOLT (70), Class I, Director since 2009. Mr. Holt held various senior management positions with Aetna, Inc., a managed healthcare company, until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Since 2012, Mr. Holt has served as a director of MGIC Investment Corporation, a provider of private mortgage insurance in the U.S. where he is Chairman of the Securities Investment Committee, and from January 2014 to February 2017 served as a director of StanCorp Financial Group, which was a publicly traded insurance products company until it was acquired in March 2016. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt’s extensive management and investment experience positions him well to serve as the Chairman of our Board and as a member of our Compensation Committee and Governance Committee.

MELODY L. JONES (63), Class I, Director since 2014. Ms. Jones provides executive assessment and coaching services through 32-80 Advisors which she founded in 2017. From 2012 to 2017, Ms. Jones served as the Chief Administrative Officer (“CAO”) for CEB, a best practice insight and technology company. In her role as CAO, Ms. Jones had global responsibility for Human Resources, Information Technology, Legal and Compliance, Communications, Philanthropy and the Member Events department. She joined the firm in December 2005 and served as the Chief Human Resources Officer (“CHRO”) until February 2012. She managed CEB’s Professional Services practice from 2010 to 2012 and the firm’s product development function from 2013 to 2015. Prior to CEB, Ms. Jones served from 2002 to 2005 as the global head of Human Resources for T. Rowe Price, a global investment management firm. Prior to joining T. Rowe Price, Ms. Jones spent eight years at Aon Corporation, a global insurance brokerage and consulting company, serving from 1998 to 2002 as the CHRO. She joined Aon in 1994, as head of the Midwestern Regional Office of Aon Consulting. In 1996, she assumed responsibility for the

HR Strategy and Technology consulting practice and managed this global practice until assuming her role as CHRO for the corporation. Ms. Jones also served as a senior consultant with Organizational Dynamics, Inc., an international management training and consulting company, and held several leadership positions across a six-year tenure with Citicorp Mortgage. Ms. Jones currently serves on the Boards of CEATI, a user-driven best practices network organization for the utilities industry; Fount Global, whose focus is technology and insights for HR leaders; the Capital Area Chapter of the National Association of Corporate Directors; and Linkage, Inc., a leadership assessment and development company. She also serves on the Advisory Boards of Pamlico Investment Partners, a mid-market private equity firm, and Exec Online, a global leadership development business. Ms. Jones brings to our Board management and leadership experience, which positions her well to serve as a member of our Board and Governance Committee and Chair of our Compensation Committee.

W. HOWARD MORRIS (64), Class II, Director since 2021. Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst. Since 2007, Mr. Morris has served on the Board of Owens Corning, an American company that develops and produces insulation, roofing, and fiberglass composites and related materials and products. Mr. Morris brings to our Board expertise in investment management and financial matters, which positions him well to serve as a member of our Board and Audit Committee.

STEPHEN T. ZARRILLI (61), Class I, Director since 2014. Mr. Zarrilli has served on the Board of the University City Science Center, an urban research park that provides technology, capital and other commercialization resources to technology entrepreneurs and scientists, since 2014, where he previously served as its President and CEO from 2018 to 2020. He previously served as President, CEO and Director of Safeguard Scientifics, a company that provided growth capital for technology, financial services and healthcare companies from 2012 to 2018, and as its Senior Vice President, Chief Financial Officer and Chief Administrative Officer from 2008 to 2012. Previously he was the Chairman and CEO of Penn Valley Group, a management advisory firm, and earlier was CFO at Fiberlink Communications Corp., a security software company; CEO of Concellera, a document management software company; and CEO of US Interactive Inc., a digital marketing firm. He began his career at Deloitte & Touche LLP. Mr. Zarrilli has served as a director of Globus Medical Inc., a publicly traded medical device company, since 2019, and previously served from 2004 to 2015, as a Director of Nutrisystem, Inc., a publicly traded weight loss products company. Mr. Zarrilli brings to our Board demonstrated leadership experience along with substantial experience and expertise in accounting and auditing matters, which positions him well to serve as a member of our Board and Audit Committee.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte audited our consolidated financial statements for the fiscal year ended December 31, 2022 and performed other services as described under “Fees Paid to the Independent Registered Public Accounting Firm” below.

We are submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

A majority of the votes represented at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Deloitte.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP

as our independent registered public accounting firm

for the fiscal year ending December 31, 2023

Fees Paid to the Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by Deloitte for the fiscal years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees (1)	$1,141,200	$882,750
Audit-Related Fees (2)	$800,000	$479,036
Tax Fees (3)	$258,400	$425,564
All Other Fees (4)	$398,800	$—

Total Fees	$2,598,400	$1,787,350

(1)

Includes services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting included in our Annual Reports on Form 10-K, the provision of consents, comfort letters and reviews of our quarterly financial statements.

(2)	Includes stand-alone audits of certain subsidiary operations of the Company and due diligence services.
(3)	Primarily includes tax compliance, tax advisory and related tax services.
(4)	Primarily includes systems and organizational controls reports and agreed-upon procedures.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by Deloitte during 2022 and 2021 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2022 with management and with Deloitte, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022.

The Audit Committee has discussed with Deloitte those matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of Deloitte with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE

Paul G. Greig, Chair

Susan S. Fleming

W. Howard Morris

Stephen T. Zarrilli

ITEM 3—TO APPROVE BY AN ADVISORY VOTE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

We are asking our shareholders to approve, by an advisory vote, the compensation of our named executive officers (“NEOs”), as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation contained in this Proxy Statement.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is tied to the achievement of our financial, operational and strategic goals, structured to reward superior Company performance, and designed to:

•	Attract and retain critical executive leadership;

•	Support a high-performance environment by linking compensation to Company, functional and individual achievements; and

•	Align our executives’ interests with those of our shareholders.

During fiscal 2022, our management team continued to execute our long-term business plan even as financial and operating results were affected by the historically challenged equity and fixed income markets. Key financial and operating results1 and accomplishments related to the Company’s strategic objectives during the year included:

•

Assets under management (“AUM”) ended the year at $149.4 billion compared with $187.2 billion at December 31, 2021 as a result of negative market performance across asset classes and net outflows in most product areas.

•

Total sales of $30.3 billion for 2022 compared with $36.5 billion in 2021, primarily reflecting negative retail investor sentiment. Institutional sales increased 28% to $10.4 billion from $8.1 billion. Sales in other products included $12.7 billion in open-end funds; $5.7 billion in retail separate accounts; $0.7 billion in UCITS/global funds; and $0.5 billion in exchange traded funds (ETFs).

•

After two years of positive net flows, the Company had total net flows of ($13.4) billion compared with $3.5 billion in 2021, also reflecting the negative retail investor sentiment. Institutional positive net flows increased 138% to $1.7 billion. Retail separate accounts, which had 16 consecutive quarters of positive net flows, turned to net outflows beginning in the second quarter of the year.

•

The Company’s affiliated managers continued to have strong relative investment performance across products and strategies, with 57% of assets under management outperforming their respective benchmarks on a five-year basis. In addition, 57% of rated assets were in mutual funds with 5- or 4-star Overall Morningstar® ratings[2].

•

Operating income for the year was $197.5 million with a related margin of 22.3%, compared with $325.5 million and 33.2%, respectively, in 2021. Operating income, as adjusted, was $289.2 million with a related margin of 36.9% compared with $407.8 million and 48.1%, respectively, in 2021. Diluted earnings per share (“EPS”) were $15.50 compared with $26.01 in 2021 and diluted EPS, as adjusted, was $25.74, a 28% decrease from $35.85 in 2021. The Company’s 2022 diluted EPS represented a 24% two-year compound annual growth rate (“CAGR”), and diluted EPS, as adjusted, represented a 26% two-year CAGR, both top-quartile results among the Financial Peers.

[1]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.
[2]	See Appendix B for additional information regarding mutual fund investment performance.

•	Total shareholder return (“TSR”) was (33.5%) in a year when all companies that comprise the Financial Peer Group[3] had negative total returns for the year.

•

The Company completed the purchase of Stone Harbor Investment Partners and integrated its operations; executed an agreement to purchase AlphaSimplex Group, a market leader in liquid alternative investment solutions; and transitioned management of open- and closed-end funds when a subadviser could no longer manage the funds.

In considering your vote, we urge shareholders to review the information on the Company’s compensation policies and decisions regarding the NEOs presented in the Compensation Discussion and Analysis, as well as the discussion regarding the Compensation Committee as set forth in this Proxy Statement.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related materials disclosed in this Proxy Statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Compensation Committee or the Board, nor will it create any additional fiduciary duty on the part of the Compensation Committee or the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board and the Compensation Committee will review and consider all shares voted in favor of the proposal and not in favor of the proposal. A majority of the votes represented at the Annual Meeting, in person or by proxy is required to approve, on an advisory basis, this proposal.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

[3]	See Appendix C for companies that comprise the Financial Peers.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY

OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast an advisory vote regarding how frequently the Company should conduct the type of advisory vote on executive compensation set forth above under “Item 3 – To Approve by an Advisory Vote the Compensation of our Named Executive Officers, as Disclosed in this Proxy Statement.”

Specifically, in this advisory vote we are asking shareholders to indicate whether the Company should conduct an advisory vote on the compensation of our named executive officers once every year, once every two years, or once every three years (i.e., on an annual, biennial or triennial basis). Alternatively, shareholders may abstain from casting a vote on this matter.

At the 2017 Annual Meeting, the Company’s shareholders determined, on a non-binding advisory basis, that the shareholder vote on executive compensation should be held annually. The Company has held an advisory vote on executive compensation on an annual basis since that time and has determined that it is appropriate to continue that practice. An annual advisory vote allows shareholders to provide more frequent input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement. We disclose our executive compensation to shareholders every year in our proxy statement; therefore, an annual advisory vote can provide timely feedback to us and the Compensation Committee, which is responsible for designing our compensation structures. In addition, an annual advisory vote to approve executive compensation is consistent with the Company’s policy of facilitating communications of shareholders with the Board and its various committees, including the Compensation Committee.

For these reasons, the Board of Directors recommends that you vote for “ONE YEAR” on the following proposal:

•	“RESOLVED, that the shareholders advise the Company to include an advisory vote on the compensation of the Company’s named executive officers:

•	every year;

•	every two years; or

•	every three years.”

This vote is advisory and will not be binding upon the Company or the Board. Notwithstanding the advisory nature of the vote, the Board intends to review and consider the voting results when determining how often we submit an advisory vote on executive compensation to shareholders.

The Board recommends that you vote “EVERY YEAR” with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur.

ITEM 5—AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION TO

PROVIDE FOR THE PHASED-IN DECLASSIFICATION OF THE BOARD

Our Board has, upon the recommendation of our Governance Committee, unanimously determined that it would be advisable and in the best interests of the Company and our shareholders to amend and restate our certificate of incorporation to phase in the declassification of our Board and to provide for the annual election of all directors, as described below. We believe this amendment and restatement to our certificate of incorporation reflects our commitment to good corporate governance and better aligns our governance processes with what is considered to be governance best practices by the investor community.

The Board is asking you to approve the third amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) to provide for the phased-in declassification of the Board such that, following the election of directors to take place at the Annual Meeting pursuant to Item 1 of this Proxy Statement, all members of the Board will stand for annual election at annual meetings of shareholders upon the expiration of his or her current term. The full text of the proposed Amended and Restated Certificate of Incorporation is attached as Appendix D to this Proxy Statement with deletions (indicated by strikeouts) and additions (indicated by underlining).

Background of the Declassification Proposal

Currently, the Company’s certificate of incorporation provides for a classified Board divided into three classes of directors. Directors in each class are elected for staggered three-year terms, with the term of one class expiring at each annual meeting. Currently, Class I and Class II each contain three directors, and Class III contains two directors. The current terms of our director classes expire as follows: Class I - the 2024 annual meeting; Class II - the 2025 annual meeting; and Class III - the 2026 annual meeting, assuming their election at the 2023 annual meeting.

Rationale for the Proposed Amended and Restated Certificate of Incorporation

The Governance Committee, consistent with its Charter, regularly reviews corporate governance developments and offers recommendations to our Board of Directors. In their most recent review, the Governance Committee evaluated a number of considerations associated with the current classified board structure. While the committee considered that a classified board structure may promote board continuity, encourage a long-term perspective by management and the Board and in some instances provide anti-takeover protections, the committee also acknowledged that many investors believe that annually elected boards increase accountability of directors to a company’s shareholders and that the annual election of directors represents a best practice in governance. After carefully evaluating all of these considerations, the Governance Committee recommended, and our Board unanimously approved, the Amended and Restated Certificate of Incorporation.

Description of the Proposed Amended and Restated Certificate of Incorporation

Our certificate of incorporation currently provides for a “classified” board structure, which means that our Board is divided into three classes, with each class elected every three years. Under this structure, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year.

If the Declassification Proposal is approved at the Annual Meeting, we will thereafter file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the declassification of the Board after the Annual Meeting and adopt conforming changes to the Company’s bylaws, resulting in the phased-in declassification of the Board as set forth below:

•	The directors who are elected under Item 1 of this Proxy Statement will be elected for a three-year term that expires at the 2026 annual meeting;

•

The directors who were elected for a three-year term at our 2021 annual meeting of shareholders will continue to serve the remainder of the three-year term for which they were elected, which term will expire at the 2024 annual meeting;

•

The directors who were elected for a three-year term at our 2022 annual meeting of shareholders will continue to serve the remainder of the three-year term for which they were elected, which term will expire at the 2025 annual meeting;

•

At each annual meeting of shareholders commencing with the 2024 annual meeting of shareholders, the successors to the directors whose terms then expire will be elected to a one-year term expiring at the next succeeding annual meeting; and

•	Commencing with the 2026 annual meeting of shareholders, all directors will be elected for a one-year term expiring at the next annual meeting of shareholders.

The Amended and Restated Certificate of Incorporation would not change the number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

In addition to the foregoing, the Amended and Restated Certificate of Incorporation reflects other conforming provisions to implement the phased-in declassification of our Board consistent with Delaware law, including (1) to provide for the right of shareholders to remove directors, either with or without cause, other than Continuing Classified Directors (as defined herein), who may, to the fullest extent permitted by law, only be removed for cause until their next re-election to the Board, and (2) to provide that any director elected to fill a vacancy with respect to a director who was elected for a three-year term (such a director, a “Continuing Classified Director”) will hold office until the annual meeting of shareholders at which the term of the Continuing Classified Director would have expired and until his or her successor shall be elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal, in each case as reflected as Appendix D to this Proxy Statement with deletions (indicated by strikeouts) and additions (indicated by underlining).

The Board reserves the right to elect to abandon the Amended and Restated Certificate of Incorporation, before or after shareholder approval, if it determines, in its sole discretion, that such amendment and restatement is no longer in the best interests of the Company and its shareholders.

Vote Required

The proposed Amended and Restated Certificate of Incorporation requires approval by the holders of at least 66 2⁄3% of the total voting power of all classes of outstanding capital stock, voting together as a single class, on the Record Date entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the Declassification Proposal. If the Declassification Proposal is not approved by the requisite vote of the shareholders at the Annual Meeting, the Amended and Restated Certificate of Incorporation will not become effective. In that case, the Board will remain divided into three classes, with directors in each class serving staggered three-year terms and the term of office of directors of one class expiring at each annual meeting. Also, the provision in our certificate of incorporation regarding the removal of directors on our Board will remain the same.

Complete Text of the Proposed Amended and Restated Certificate of Incorporation

The general description above of the Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation attached to this Proxy Statement as Appendix D. The Board has also approved corresponding changes to the Bylaws to facilitate the declassification of the Board, which would become effective only upon effectiveness of the Amended and Restated Certificate of Incorporation.

The Board recommends a vote “FOR” approval of the Amended and Restated Certificate of Incorporation

to provide for the phased-in declassification of the Board.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of March 31, 2023.

Name	Age	Position
George R. Aylward	58	President, Chief Executive Officer and Director
Michael A. Angerthal	55	Executive Vice President, Chief Financial Officer and Treasurer
Wendy J. Hills	52	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Barry M. Mandinach	66	Executive Vice President, Head of Distribution
Mardelle W. Peña	70	Executive Vice President, Chief Human Resources Officer
Richard W. Smirl	55	Executive Vice President, Chief Operating Officer

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading Item 1 – Election of Directors – Board Nominees to Class III.

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer and has held those positions since January 1, 2009 when the Company became an independent public company. He also serves as our principal accounting officer and has served as a Director of the Virtus Global Funds ICAV since 2019. Mr. Angerthal joined Phoenix Investment Partners, Inc., the predecessor to the Company, as Senior Vice President, Chief Financial Officer in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a publicly traded commercial real estate specialty finance company, from 2005 to 2008. Previously, he held several positions with GE Corporation, a diversified technology, media and financial services company, including Manager, Financial Planning & Analysis of GE Real Estate from 2002 to 2005; Staff Analyst, Investor Relations of GE Capital Corp. from 1999 to 2002; and Director, Finance of NBC from 1996 to 1999. Prior to GE, he was a Manager of Business Assurance in the audit practice of Coopers & Lybrand in New York. Mr. Angerthal is a Certified Public Accountant and earned an MBA from Columbia Business School and holds an undergraduate degree in accounting from Pace University in New York.

Ms. Hills is Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary, a role she assumed in September 2019. She is responsible for developing and guiding the strategic direction of the legal, regulatory and compliance functions and also provides counsel to Virtus’ Board of Directors on all legal and regulatory matters. Prior to joining the Company, Ms. Hills served until April 2018 as Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of Waddell & Reed Financial, Inc., a publicly traded asset management company located in Overland Park, Kansas. She became Executive Vice President in 2018; Chief Legal Officer, Senior Vice President and General Counsel in 2014 and Secretary in 2005, and served in various roles at Waddell including Vice President and Associate General Counsel from 2005 to 2014; Assistant General Counsel from 2002 to 2005; Assistant Secretary from 2000 to 2005, and as Compliance Officer of Waddell & Reed Investment Management Company from 1998 to 2000. Prior to joining Waddell, she was an associate with the law firm of Klenda, Mitchell, Austerman and Zuercher, LLC, a Wichita, Kansas law firm. Ms. Hills earned a J.D. from the University of Kansas School of Law following a bachelor’s degree in architectural studies from the University of Kansas School of Architecture.

Mr. Mandinach is Executive Vice President, Head of Distribution. Mr. Mandinach has more than 30 years of experience in the investment management industry, primarily in retail product sales, marketing, and sales leadership. Prior to joining the Company in 2014, he was at UBS Global Asset Management (U.S.), a global investment services firm, for 12 years, most recently as Head of Wholesale Distribution and Chief Marketing Officer, as well as a board member of the PACE Select Funds. From 1999 to 2001, Mr. Mandinach was the Chief Sales and Marketing Officer at Phoenix Investment Partners (PXP), the predecessor to Virtus. Prior to PXP, he was a partner and co-founder, with Martin Zweig and Eugene Glaser, of the Zweig Mutual Funds, which were acquired by PXP in 1999. He began his investment industry career in 1981 at Drexel Burnham Lambert, an investment banking firm, holding sales and product management roles over eight years.

Ms. Peña is Executive Vice President, Chief Human Resources Officer. Ms. Peña joined the Company in 2010 from The Hartford Financial Services Group, a financial services company, where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Smirl is Executive Vice President and Chief Operating Officer, a position he has held since joining the Company in May 2021, and also serves as Executive Vice President for numerous trusts and mutual funds sponsored by the Company. From July 2018 to April 2021, he was Chief Operating Officer at Russell Investments, where he oversaw the company’s information technology, fund services, legal, compliance, risk management, internal audit, investment performance analytics, and government and community relations. Prior to Russell Investments, he was the Executive Director and Chief Executive Officer at the State of Wisconsin Investment Board, an independent agency responsible for managing assets of the state’s retirement system and other trust funds, from January to July 2018. Before that, he was Partner and Chief Operating Officer at William Blair Investment Management, which he joined as Chief Legal Counsel and where he led operations, product development, fund services, finance, business analysis, risk management, and technology teams from 2004 to 2018. From 2001 to 2004 he was Chief Legal Officer at Strong Capital Management. He began his career in 1992 at a Los Angeles-based law firm, where he specialized in securities law. Mr. Smirl holds a bachelor’s degree in economics from the University of California at Irvine and a J.D. from Loyola Law School in Los Angeles.

EXECUTIVE COMPENSATION

Letter to our Shareholders

Dear Fellow Shareholders:

The Compensation Committee (the “Committee”) of the Board is responsible for ensuring that the Company’s executive compensation program, including its compensation governance policies and executive pay decisions, aligns with our pay-for-performance philosophy. The Committee establishes, updates, and evaluates the framework and results of the Company’s executive compensation program. By soliciting feedback through shareholder engagement and requiring an annual “Say on Pay” advisory vote, we have aligned our compensation philosophy and objectives with our shareholders’ interests.

Pay-for-Performance Philosophy

We maintain a pay-for-performance alignment by linking the most significant portion of each executive’s pay to performance against specific financial and operational metrics, achievement of long-term strategic priorities, and creation of shareholder value. Annual incentive awards for our CEO and our other NEOs are determined through an evaluation of the Company’s performance against pre-established financial, operational, and strategic objectives, subject to a maximum funding level established at the beginning of the year, which for 2022 was 7% of operating income, as adjusted, prior to incentive compensation.

The Committee established annual incentive goals under the Financial, Operational, and Strategic categories that generally required improvement over prior year (for absolute measures) or results that exceeded industry median levels (for relative measures). The targets for three metrics – operating margin, as adjusted of 38%; growth in operating income, as adjusted, versus peers at the 45th percentile; and total net flow rate of 1.0% – are set at a level to ensure challenging goals for operating results and organic growth of assets under management, and to require above-peer median performance to meet target goals. The target of EPS, diluted, as adjusted4 for 2022 was set at $37.40, a 4% increase over the 2021 result, which was a 67% increase over the 2020 result, reflecting the expectation that the Company could achieve an increase above the projected peer median earnings growth. Consistent with 2021 targets, gross mutual funds sales versus peers and relative investment performance targets were set at the 45th and 55th percentiles, respectively, to ensure that an above-median outcome relative to peers was required to be achieved to earn a target result.

Long-term incentives also reinforce pay-for-performance, while aligning the interests of executives with shareholders. Specifically, 100% of long-term incentives are stock based, with 50% subject to performance relative to industry peers.

To further enhance alignment with shareholders, and consistent with our compensation philosophy, we require variable incentive to be a substantial percentage of executive compensation opportunity. For 2022, the Committee maintained a 50%/50% target for the CEO’s long-term/short-term incentive pay mix, consistent with the 2021 target ratio. For 2022, 91% of our CEO’s target compensation was in the form of variable, or “at-risk,” pay.

Shareholder Engagement

The Committee recognizes the importance of executive compensation decisions to our shareholders and, together with management, engages with shareholders throughout the year. This engagement allows us to solicit input and respond to questions about Company matters, including our executive compensation program. We carefully consider shareholder feedback, advice from our independent compensation consultant, and input from proxy advisory firms regarding compensation program design elements, prevailing industry best practices, the nature and type of metrics included in our performance-based incentive plans, and the linkage of executive pay to

[4]	Non-GAAP measures referenced herein are reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.

Company, functional, and individual performance when establishing our executive compensation plan each year. We believe this comprehensive approach has helped us maintain an executive compensation program that supports the long-term strategic goals of the Company. We are also pleased that 97.0% of the votes cast on the advisory “Say on Pay” proposal at the 2022 annual meeting of shareholders were voted in favor of our executive compensation program, surpassing the 95.9% favorable vote at the 2021 annual meeting.

Financial and Operating Results

During 2022, rising interest rates, inflation, geopolitical tensions, and heightened volatility negatively affected investor sentiment across most products and asset classes. Reflecting the exceptionally challenging equity and credit markets encountered in 2022, financial results were well below target and operating results were below target. The 2022 results included:

•	Assets under management of $149.4 billion at December 31, 2022 compared with $187.2 billion at December 31, 2021;

•	Total sales of $30.3 billion compared with $36.5 billion in the prior year;

•	Total net outflows for the full year compared with positive net flows for each of the prior two years;

•

Net income attributable to Virtus Investment Partners of $117.5 million with a related margin of 22% compared with $208.1 million and 33%, respectively, in 2021. Net income, as adjusted, of $195.2 million decreased 32% from $286.9 million in 2021 and the related margin of 36.9% compared with 48.1% in the prior year; and

•

EPS, diluted, of $15.50 compared with $26.01 in 2021 and EPS, diluted, as adjusted, of $25.74, was a 28% decrease from $35.85 in 2021. The Company’s 2022 diluted EPS, as adjusted, represented a 26% two-year CAGR, a top quartile result among the Financial Peers[5].

Net Income ($M)	Operating Margin	Earnings Per Share, Diluted

Total Assets Under Management ($B)	Total Sales ($B)	Asset Net Flows ($B)

[5]	See Appendix C for companies that comprise the Financial Peers.

Strategic Results

While these financial and operating results, driven by the challenges we and other companies in the industry faced due to the difficult market environment, were disappointing, the executive leaders remained focused on executing on the Company’s five strategic priorities of Product Quality, Distribution Growth, Operating Optimization, Talent Engagement, and Financial Management. As discussed in further detail in the Summary of Key Accomplishments in the Strategic Objectives table, below, under the leadership of our executive team the Company notably: completed the purchase of Stone Harbor Investment Partners (“Stone Harbor”) and integrated its staff, strategies and operations; expanded institutional and international distribution resources and increased Institutional sales by 28% from the prior year; established a single fixed income registered investment adviser to enhance operational support and leveraged Stone Harbor’s operating platform with other affiliates; executed an agreement to purchase AlphaSimplex Group (“AlphaSimplex”), which is expected to close in 2023; and transitioned the management of 15 open-end funds and 7 closed-end funds from an unaffiliated manager that was unable to act as a subadviser to the funds. The executive team also continued to display leadership in executing on the Company’s comprehensive diversity, equity, and inclusion (“DEI”) initiatives. In advancing these initiatives, a Diversity Council, a cross-functional group of individuals from throughout the organization, was created and several Employee Resource Groups (“ERGs”) were formed to champion and advocate for the company’s commitment to a workplace that embraces the principles of DEI. The Diversity Council, ERGs, and other activities undertaken during the year promote and advance the diversity and inclusion of employees throughout the organization and reinforce the Company’s commitment to maintaining an equitable environment that respects every employee.

Compensation Outcomes and Decisions

When the Committee evaluated the Company’s 2022 performance to determine executive officer annual incentive payouts, we considered the following key factors: (i) financial and operating results, including those described above and provided in the table, 2022 Annual Incentive Performance Metrics and Results, below; (ii) accomplishments against the Company’s strategic priorities, as described in the Summary of Key Accomplishments in the Strategic Objectives table, below; (iii) executive leadership for the Stone Harbor integration activities and transactional due diligence related to the pending AlphaSimplex acquisition; (iv) management’s ability to quickly and successfully transition advisers of certain funds from an unaffiliated subadviser; and (v) management’s guidance as the Company continued to adapt to the challenges of the hybrid work environment after the height of the pandemic.

Considering the quantitative and qualitative components of the annual incentive plan, the Committee assessed the Company’s overall annual results to be below target. The main driver of this outcome was well-below target results in the Financial category (weighted at 50%) that suffered due to industry headwinds. Operational results (weighted at 30%) were below target given results on net flows and other factors, while Strategic results (weighted at 20%) were well above target due to executive leadership related to the Stone Harbor acquisition and integration, growth in institutional distribution, and success on other priorities, including the addition of new alternative strategies and advancing DEI initiatives.

As a result, the Committee approved annual incentive awards for the executive officers that were, in aggregate, 28% of the maximum potential pool funding of 7% of operating income, as adjusted, before any variable incentive compensation. This compared with 2021 when the annual incentive awards for the executive officers were, in aggregate, 33% of the maximum potential pool funding. The Committee also approved the annual incentive payout for the CEO at a level approximately 15% below target and 46% below the prior year. Annual incentive payouts for the other NEOs were below prior year payouts.

For the 2020-2022 long-term incentive plan (“LTIP”) three-year results, the Company achieved top quartile performance on relative total shareholder return and modestly below median performance on relative net flow rate of long-term assets under management. Combined, these outcomes produced an LTIP payout of 96% of target.

On behalf of management and the Board, the Committee appreciates your previous support for our “Say on Pay” proposal and asks you to carefully consider the Company’s achievements in 2022 as you assess our pay-for-performance decisions.

Respectfully,

COMPENSATION COMMITTEE

Melody L. Jones, Chair

Peter L. Bain

Timothy A. Holt

Compensation Discussion and Analysis

Named Executive Officers

We rely on a highly qualified and experienced management team that is focused on achieving profitable and sustainable financial results, delivering strong investment performance, and expanding our offerings of attractive products to create long-term value for shareholders. This Compensation Discussion and Analysis explains the compensation program for the following NEOs for 2022:

Named Executive Officer	Position

George R. Aylward	President, Chief Executive Officer and Director

Michael A. Angerthal	Executive Vice President, Chief Financial Officer and Treasurer

Barry M. Mandinach	Executive Vice President, Head of Distribution

Richard W. Smirl	Executive Vice President, Chief Operating Officer

Wendy J. Hills	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

Compensation Philosophy, Objectives and Principles

Our executive compensation program is structured to promote our objectives consistent with our compensation philosophy.

Compensation Philosophy and Objectives

• Attract and retain critical executive leadership

• Link compensation to Company, functional and individual achievements

• Align executive compensation with the interests of shareholders

Our executive compensation philosophy is based on established principles that support our business strategy.

Compensation Principles

• Performance is the primary driver of compensation decisions

• A greater proportion of compensation opportunity is “at risk” for the executives who bear higher levels of responsibility for firm performance

•  A weighting toward performance-based, variable “at-risk” compensation will lead to higher incentive compensation if superior performance is achieved, and lower or no incentive compensation, commensurate with performance outcomes

• Compensation levels reflect an executive’s role and responsibilities in achieving our strategic priorities and business objectives

• Compensation opportunity may change when factors such as job responsibilities or the Company’s relative positioning to competitors are considered

• Appropriate risk management is integrated into the compensation program design to deter imprudent risk-taking that could have a material adverse effect on the Company

Compensation Policies and Practices

The Compensation Committee has adopted the following pay and governance policies and practices that align with our compensation philosophy and objectives and shareholders’ interests:

What We Do

✓ Provide for a substantial portion of our executives’ pay to be at-risk via annual and long-term incentives

✓ Balance compensation among cash and equity and fixed and variable pay

✓ Impose a cap on executive officer annual and long-term incentives

✓ Evaluate compensation and performance compared to relevant peer companies

✓ Conduct an annual advisory vote of shareholders on executive compensation

✓ Engage with shareholders for input on a continuous basis

✓ Require executives to meet minimum stock ownership levels

✓ Maintain a compensation clawback policy

✓ Prohibit hedging of holdings in Company stock

✓ Engage an independent compensation consultant to assist in evaluating annual compensation program design and pay decisions for our executive officers and to advise the Compensation Committee

What We Don’t Do

× No single-trigger change-in-control provisions

× No employment agreements for our NEOs

× No aspect of compensation policies or practices encourages excessive, adverse risk-taking by executives

× No repricing of “underwater” stock options without shareholder approval

“Say on Pay” and Shareholder Engagement

Our year-round shareholder engagement complements ongoing investor relations activities that include investor conferences and one-on-one meetings in addition to dialogues concerning quarterly earnings. Conversations with shareholders cover their views on corporate governance, including executive compensation matters such as pay-for-performance alignment, peer group methodology, and the use of financial and operational metrics in determining compensation awards, among other topics.

Through this year-round engagement as well as our annual “say on pay” vote on executive compensation, our shareholders provide input to the Company on our executive compensation program. Our outreach to shareholders prior to the 2022 Annual Meeting included offers for telephonic or in-person meetings between Ms. Jones, chair of the Committee, and Ms. Peña, Chief Human Resources Officer, with institutional investors representing approximately 63% of common shares outstanding6 to discuss executive compensation and other governance topics.

We continued this engagement after the 2022 Annual Meeting to give shareholders further opportunity to provide feedback about our executive compensation program. During the fourth quarter of 2022 and first quarter of 2023, we contacted shareholders representing approximately 61% of shares outstanding and held discussions with shareholders representing approximately 25% of shares outstanding7. Overall, shareholders expressed their support for the executive compensation program and conveyed their belief that the current approach aligns executive pay appropriately with performance outcomes. Each institutional investor relayed appreciation for changes to the compensation plan over the past several years that were reflective of shareholder feedback and serve to better align compensation with long-term objectives. Shareholders who opted not to participate in calls noted that they had no material concerns and were supportive of the changes that have been made.

[6]	As of December 31, 2021
[7]	As of December 31, 2022

Peer Group Benchmarking

As the Company must compete with other asset management companies for talent and must attract and retain critical executive talent with industry-specific skills and experience, the Committee believes that comparative data is useful and appropriate in establishing competitive compensation levels for executives.

Management obtains and uses third-party survey data from McLagan, a leading performance/reward consulting and benchmarking firm in the asset management industry. Our executive positions are compared against survey data based on positions with similar responsibilities and scope at firms with which we compete in our industry. In addition, compensation is reviewed against peer companies selected from traditional publicly traded asset managers that compete with the Company for talent and that are compared with the Company based on the following characteristics:

•	Business model

•	Diversity of investment strategies and products

•	Distribution channels
•	Management roles

•	Ownership structure

•	Assets under management

The Committee annually reviews the companies that comprise the executive compensation peer group for significant changes in the characteristics listed above. The Committee uses compensation data publicly disclosed by these peer companies as a market check and as only one of the factors for evaluating compensation levels. The peer group consists solely of asset managers because compensation programs within this industry are distinct from pay programs in the broader financial services sector, and asset managers are typically competing specifically with other asset managers for executive talent.

For 2022, the Committee selected the following 10 public asset management companies for inclusion in the Executive Compensation Peer Group. These same companies were included in the Executive Compensation Peer Group used for 2021 along with Eaton Vance and Waddell & Reed Financial, which were removed from the peer group for 2022 as they are no longer public companies. Note that companies in the Executive Compensation Peer Group differ from companies that are included as peers for comparative financial results, including TSR, as shown on Appendix C.

Executive Compensation Peer Companies

AllianceBernstein

Artisan Partners Asset Management

BrightSphere Investment Group

Cohen & Steers

Federated Hermes

GAMCO Investors

Janus Henderson Investors

Pzena Investment Management

Victory Capital Holdings

Wisdom Tree Investments

Compensation-Setting Process

The Role of the Compensation Committee

The Committee is responsible for reviewing and establishing executive officer compensation, including base salary and annual and long-term incentive compensation opportunities. The Committee recommends incentive compensation awards for our CEO, which must be approved by the independent members of the Board, and reviews and approves the incentive compensation awards for the other NEOs that are recommended by our CEO.

Compensation Determination Process

The Committee uses a rigorous process throughout the year in setting compensation opportunities and determining actual awards. Key steps include:

•	Setting target annual and long-term incentive opportunities for each NEO by reviewing market positioning in relation to each executive’s role and responsibilities;

•	Selecting annual and long-term incentive performance metrics used in funding incentive awards that are directly linked to the Company’s annual strategic and business planning process;

•	Establishing targets for our financial and operational metrics and strategic goals for the performance period;

•	Conducting quarterly and year-end assessments of the Company’s financial, operational, and strategic results against pre-established business objectives;

•	Evaluating each executive’s results against specific business objectives and overall leadership competencies; and

•	Reviewing the market position of each NEO’s final total compensation to validate placement within the market range.

In determining final individual annual incentive awards, the Committee reviews the Board’s evaluation of the CEO’s performance and the CEO’s evaluations of the performance of the other NEOs.

The Committee believes that evaluating Company and executive performance using this multi-faceted performance assessment process results in strong alignment between pay and performance outcomes. The following graphic shows the Committee’s decision-making process and timeline.

The Role of Management

Management, specifically our CEO and the executive vice president, chief human resources officer, attend Committee meetings and play a meaningful role in the compensation-setting process by assisting the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third-party survey and industry information;

•	Recommending performance metrics and objectives for our annual and long-term incentive compensation plans; and

•	Making recommendations on compensation levels for executives other than the CEO.

Our CEO evaluates each executive’s departmental results against pre-established objectives, individual accomplishments and contributions, and their core leadership competencies, and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Committee’s deliberations, or make a recommendation, regarding his own compensation.

The Use of Compensation Consultant

The Committee has engaged Mercer, a leading human resources consulting firm, as its independent compensation consultant. Mercer participates in the Committee’s meetings and provides counsel and objective analysis on the Company’s executive compensation program and practices, and additional competitive data for the Committee’s consideration. In addition, Mercer assists in assessing the risk of the Company’s executive compensation program and provides ongoing reviews. Mercer believes that the Company’s executive incentive program has an appropriate balance between performance incentives and risk mitigation.

Mercer also assisted the Committee with the preparation of this Compensation Discussion and Analysis.

Mercer has implemented policies and procedures so that it and the Committee are confident that the advice the Committee receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company, if any.

Compensation Elements

Our executive compensation program consists of base salary, annual incentives, and long-term incentives. The following summarizes the purpose and features of each pay element.

Element	Purpose

Base Salary	Provides competitive fixed compensation and is determined by each NEO’s scope of responsibilities and position, performance history, internal pay parity, and relationship to comparable positions as measured by market surveys.

Annual Incentive	Provides cash compensation to promote and reward the achievement of annual financial, operational, and strategic objectives.

Long-Term Incentive	Provides equity compensation that aligns the interests of executives with those of our shareholders by promoting and rewarding the achievement of the Company’s long-term performance objectives, while attracting, motivating, and retaining high-caliber leadership.

Pay Mix

We believe the majority of executive compensation should be at-risk and come from performance-based pay. The proportion of “at-risk” compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities compared to market data. The Committee set the target for the CEO’s short-term/long-term incentive variable pay mix at 50%/50% for 2022, consistent with the 2021 target ratio and in alignment with the pay mix for CEOs in the compensation peer group. When considering the pay mix of the CEO, the Committee also recognizes that the CEO, who owns approximately [3.5%]8 of outstanding shares, is a significant shareholder of the Company and owns shares well in excess of the stock ownership guidelines.

[8]	As of March 31, 2023

The chart below reflects the target pay mix for our CEO’s 2022 compensation, which consisted of base salary, annual incentives, and long-term incentives. As indicated below, 91% of the CEO’s 2022 target pay was at risk.

2022 CEO Target Pay Mix

Base Salary

Base salaries for our executives are reviewed annually, taking into consideration competitive market levels, mix of pay, and the performance of each executive. The Committee, in consultation with Mercer, recommends to the Board adjustments to the CEO’s base salary, if any. Adjustments, if any, for the other NEOs are recommended by the CEO and approved by the Committee. Based on the review of competitive market levels among other factors, Mr. Angerthal’s base salary was increased from $375,000 to $400,000 effective March 15, 2022. There were no base salary adjustments for either the CEO or the other NEOs for 2022.

Annual Incentive Compensation

Annual Incentive Plan Design

Annual incentive awards for our executive officers are funded from an executive officer incentive pool that has a formulaic maximum funding set at 7% of operating income, as adjusted, before any variable incentive compensation. The allocation of the CEO’s award is based on the Committee’s assessment of actual results relative to pre-established absolute and relative performance goals for the Company. Measures used for such purpose are linked to business strategy and organized into categories with collective weightings that include, as shown in the table below, three financial objectives (50%), three operational objectives (30%), and five categories of strategic objectives (20%). The allocation of awards to other NEOs also considers their respective department/unit and individual accomplishments.

At the beginning of the fiscal year, based on its ongoing evaluations, discussions with its independent compensation consultant, and feedback from shareholders, the Committee considers the performance metrics and strategic priorities that will be used for annual incentive purposes. The Committee evaluates (i) whether the metrics are adequately linked to the Company’s annual strategic, operational, and financial plans; and (ii) whether the metrics will drive appropriate behaviors; and (iii) whether any other metrics would be appropriate to add.

For 2022, the Committee approved metrics and strategic objectives that were substantially similar to those used for 2021, as they continue to reflect current organization priorities:

•	The earnings-based target of EPS, diluted, as adjusted, reflected a 4% increase relative to actual 2021 results.

•	The target of 38.0% for operating margin, as adjusted, represented a 300-basis-point increase from the 2021 target level.

•

Relative performance targets – growth in operating income, as adjusted, versus peers; gross mutual fund sales versus peers; and relative investment performance (the percent of long-term AUM outperforming peer groups on a three-year basis) – were consistent with those used in 2021, with target payout requiring performance above industry-median levels.

•	The 1.0% target for the total net flow rate was consistent with the target net flow rate used in 2021.

The Committee believes these targets represent an appropriate challenge.

At year-end, the Committee evaluates performance against these financial, operational, and strategic metrics, and the corresponding quantitative or qualitative targets for each metric that are established at the beginning of the year. Outcomes on individual metrics within each category (financial, operational, and strategic) are viewed collectively and do not have specified weightings. The Committee considers the relative weightings of each category of metrics and, based on its evaluation of each metric, determines its overall assessment of Company results. This assessment determines the final incentive pool funding, the award amount for the CEO, and other NEO awards. The Committee believes this structured approach facilitates a holistic assessment of performance and is the most effective way to measure the CEO’s leadership and the other NEOs’ performance within the context of a dynamic investment industry.

Annual Incentive Performance Metrics and Results

The performance results for the 2022 financial and operational metrics, the related targets and prior-year results, as well as key accomplishments on the Company’s strategic objectives, are summarized in the tables below.

The Committee determined that the Company continued to execute on its long-term business plan, particularly in light of the difficult market conditions. Results for the Financial Objectives were determined to be well below target; results for the Operational Objectives were determined to be below target; and results for the Strategic Objectives were determined to be well above target.

2022 Annual Incentive Performance Metrics and Results

	Results and Targets			Variance

Metric	2022 Actual	2022 Target	2021 Actual	To Target	% (2)

Financial Objectives (50%)

Operating margin, as adjusted (1)	36.9%	38.0%	48.1%	(1.1%)	(3%)

Growth in operating income, as adjusted, versus Financial Peers (3)	75th percentile	45th percentile	8th percentile (4)	30%	N/M

Diluted EPS, as adjusted (1)	$25.74	$37.40	$35.85	($11.66)	(31%)

Committee’s Evaluation: The Committee determined the above 2022 results to be well below target, noting in particular that, reflecting the exceptionally challenging market environment encountered in 2022: diluted EPS, as adjusted, was 31% below target; operating margin, as adjusted, was more modestly below target; and the Company’s position in the bottom quartile for relative growth in operating income, as adjusted. The Committee noted as a mitigating factor that the Company’s 2022 diluted EPS, as adjusted, represented a 26.0% 2-year CAGR, a top-quartile result among the Financial Peers and demonstrating management’s focus on the long-term growth of the business.

	Results and Targets			Variance of 2022 Actual to Target (2)
Metric	2022 Actual	2022 Target	2021 Actual

Operational Objectives (30%)

Gross mutual fund sales versus industry peers (3)	80th percentile	45th percentile	57th percentile	35%

Relative investment performance (4)	47%	55%	64%	(8%)

Total net flow rate (5)	(6.7%)	1.0%	2.0%	(7.7%)

Committee’s Evaluation: The Committee determined the overall results for the Operational Objectives to be below target, noting the significant decrease in net flows particularly as a result of both higher redemptions and mutual fund sales of $12.7 billion that represented a decline of $5.1 billion from the prior year. The Committee did note the Company’s continued growth in Institutional accounts, which had a $2.0 billion increase in sales and positive net flows for the year. Relative investment performance for the three-year period was lower than the target and prior year’s results, as strategies, particularly those that had consecutive years of significant outperformance prior to 2022, including quality, aggressive growth, and technology strategies, were out of favor due to the market environment. Performance for the 5-year period remained well above target levels.

(1)	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement.
(2)	Refers to number of percentage points of variance.
(3)	Shown as percentile ranking; 25th percentile is top quartile.
(4)	As measured by percent of long-term AUM outperforming Financial Peers on a three-year basis.
(5)	Annualized net flows divided by beginning-of-period long-term AUM.

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments
Product Quality: Maintain a set of attractive investment strategies to meet current and future demand	• Expand investment capabilities • Integrate Stone Harbor strategies • Transition strategies previously managed by an unaffiliated subadviser

•  Acquired Stone Harbor, which added, at close on January 1, 2022, $14.7 billion of AUM in emerging markets debt, multi-asset credit and other strategies. Transaction included the adoption of six open-end and two closed-end funds

—  Stone Harbor provides strategies primarily to global institutional clients, enhancing and expanding the Company’s global client base and distribution resources in high-growth non-U.S. markets

•  Executed an agreement to acquire AlphaSimplex, a leading manager of liquid alternative investment solutions

—  The firm’s flagship managed futures strategy is expected to expand investment capabilities that complement the Company’s traditional and other liquid alternative offerings

—  The transaction is expected to further diversify asset mix by strategy and client

•  Upon notification that an unaffiliated manager would no longer subadvise certain strategies, the Company transitioned to new subadvisers for 15 open-end and 7 closed-end funds

—  In conjunction with the transition of these strategies, the Company added Virtus Multi Asset and Virtus Systematic as new affiliated management teams

•  Product initiatives included:

—  Introduced Stone Harbor Emerging Markets High Yield Bond ETF

—  Virtus Total Return Fund completed a rights offering that raised $140.6 million in AUM

—  Introduced new share classes of the SGA Global Growth UCITS to allow for expanded distribution

•  Strong relative performance in our products, particularly in our funds, allows us to offer attractive strategies to clients

—  57% of AUM of all long-term investment strategies were outperforming their benchmarks on a five-year basis as of December 31, 2022

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments
Distribution Growth: Increase market share in existing channels and capitalize on opportunities in new channels	• Generate appropriate and sustainable sales levels • Expand non-U.S. business • Enhance digital marketing capabilities and content • Increase data-driven business development

•  Gross sales of $30.3 billion compared with $36.5 billion in 2021 and included:

—  Retail (U.S. and global) fund sales of $13.5 billion, (26%) below $18.3 billion in 2021

—  Institutional sales of $10.4 billion, a 28% increase from $8.1 billion in 2021

—  Retail separate account sales of $5.7 billion compared with $9.2 billion in 2021

—  ETF sales of $0.5 billion compared with $0.8 billion in 2021

•  Expanded institutional and international distribution with integration of Stone Harbor resources

•  Expanded distribution and support services for retail separate accounts from two subadvisers

•  Expanded multimedia and interactive experience offerings with targeted social media and email promotional material to support financial advisors’ client outreach during periods of increased market volatility

—  Increased video and audio content on markets, managers, and capabilities

—  Introduced marketing collateral for Stone Harbor strategies and integrated the firm’s branding, collateral, and digital identity

•  Continued to refine and expand advisor targeting and segmentation with additional data and enhanced methodologies

Operating Optimization: Provide shared business support services that maximize the effectiveness and leveragability of the business	• Implement enterprise data technology strategy • Enhance shared operational services model • Optimize the legal entity structure

•  Established a single fixed income registered investment adviser with separate affiliate divisions to enhance operational support, optimize data and research services, augment investment capabilities, and allow the divisions to access broader shared resources

•  Integrated Stone Harbor into shared services model

•  Leveraged Stone Harbor’s proprietary business operating platform, including its investment performance analytics and

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments

measurement applications, with other affiliated managers

•  Completed custody, accounting, and transfer agent conversion for Westchester Capital mutual funds and transitioned transfer agent for certain closed-end funds

•  Incorporated a new integrated platform that allows the Company to automate and streamline the process of responding to institutional and retail RFPs and due diligence requests

Talent Engagement: Attract and retain the talent necessary to effectively execute business objectives	• Implement enterprise data technology strategy • Enhance shared operational services model • Optimize the legal entity structure

•  On-boarded new employees in conjunction with acquisition of Stone Harbor

•  Expanded employee access to virtual learning platform with targeted, curated content and curriculum

•  Further expanded targeted activities that are designed to assist in fostering a culture of diversity, equity, and inclusion throughout the organization. Activities included:

—  Introduced a senior management led Diversity Council

—  New Employee Resource Groups, which are voluntary, employee-led groups based on shared characteristics or life experiences, held their initial meetings and sponsored activities. Supported the ERGs by creating a “Toolkit for Success,” designed to provide ERG Leads and Executive Sponsors with resources to clarify roles and responsibilities as well as define goals and objectives for the groups

—  Presented initial Volunteerism Awards, recognizing employees who make a difference in their communities, and Employee Determined Diversity Grants, which lets employees identify and determine special grants to organizations that focus on the needs of individuals from underrepresented groups

—  Expanded partnerships with DEI-focused organizations and job boards – including Hive Diversity, a Latin American professionals’ association, Professional Diversity Network, LinkedIn groups, Handshake, Girls Who Invest – to build a pipeline of more diverse talent and reach

Strategic Objectives (20%)

	Focus Areas:	Summary of Key Accomplishments
potential candidates from underrepresented communities • Responded to the company-wide employee engagement survey by developing and implementing department- and affiliate-level action plans
Financial Management: Manage resources for profitability, growth, risk mitigation and creation of long-term shareholder value	• Manage capital optimally • Optimize financing structure • Expand and clarify disclosure of Environmental, Social and Governance (ESG) attributes

•  Returned a meaningful level of capital to shareholders with a total payout of $155 million, or 79% of net income, as adjusted, compared with $114 million, or 40% of net income, as adjusted, in 2021:

—  Increased quarterly Common Stock dividend by 10% to $1.65 per share, the fifth consecutive annual dividend increase

•  Repurchased $90.0 million of Common Stock, or 451,097 shares, at an average price of $199.14 per share

—  Reduced shares outstanding by 4.3% since December 31, 2021

•  Maintained BB+/Stable rating from S&P Global Ratings and Ba/Stable rating from Moody’s

•  Expanded and clarified disclosures that resulted in improved company ratings from groups that track ESG attributes

Committee’s Evaluation: The Committee evaluated management’s performance and leadership across each of its five primary Strategic Objectives and the overall qualitative results for strategic priorities and focus areas and determined that they substantially exceeded expectations, with particular emphasis on: completion of the acquisition of Stone Harbor and integration of the affiliate into the shared services model, including Institutional distribution; reaching an agreement to acquire AlphaSimplex, which will add new alternative strategies; successfully managing the transition of certain strategies and adding the Multi-Asset and Systematic teams as new affiliates; and management’s continued focus on the long-term growth of the business even during the very difficult market environment during 2022.

In determining the funding level of the executive officer incentive awards, the Committee carefully assessed the Company’s performance against the above financial, operational, and strategic objectives, also recognizing the higher targets for financial objectives that were set early in 2022 and the very difficult market environment during 2022. Based on these evaluations, the Committee determined that the Company’s overall performance was below target and that the annual incentive awards for the executive officers should be funded, in aggregate, at 28% of the maximum potential pool funding of 7% of operating income, as adjusted, before any variable incentive compensation.

Category	Weight	Committee Assessment

Financial	50%	Well Below Target

Operational	30%	Below Target

Strategic	20%	Well Above Target

Overall	100%	Below Target

CEO Award Determination

George R. Aylward

President, Chief Executive Officer and Director

For our CEO, the Committee established the annual incentive opportunity to position his target total compensation, which comprises base salary, annual incentive, and long-term incentive, competitively relative to amounts paid to peer group CEOs. For the 2022 performance year, the annual incentive target was $3.0 million, with a range of zero to a maximum of 200% of target.

The performance objectives of our CEO are directly aligned with the factors that are considered in determining the annual incentive pool funding, as reviewed in the 2022 Annual Incentive Performance Metrics and Results table, above. Additional information about the results included:

Financial Objectives (50%)

•

Earnings per share, diluted, as adjusted, of $25.74 decreased by 28% from 2021 and the operating margin, as adjusted, of 36.9% was lower than the target of 38% as a result of lower revenues related to challenging market conditions and negative retail flows, and higher expenses, due to the addition of new affiliates, including Stone Harbor and the Systematic and Multi-Asset teams, new investment capabilities, and strategic investments in the common operating platform and distribution initiatives.

•

The Company’s common stock had a three-year TSR of 68.5%, which was in the top quartile among the Financial Peers and well above the median of the peer group’s three-year TSR of 34.7%. The one-year TSR of (33.5%) compared with a median peer group performance of (22.7%) and was in the bottom third among the Financial Peers.

Operational Objectives (30%)

•

Total sales decreased to $30.3 billion from $36.5 billion in 2021 as a result of the historically challenged equity and fixed income markets and general negative retail investor sentiment. Institutional sales increased meaningfully compared to 2021 as a result of the company’s investment in distribution resources.

•

Relative investment performance declined for the 1-, 3-, and 5-year periods but performance for the 5-year period remained well above target levels. As of December 31, 2022, 35%, 49% and 66% of AUM were in the top 50% among the Financial Peers for the one-, three- and five-year periods, respectively. Investment performance was below targeted levels for the one-year period primarily due to relative underperformance in certain quality growth equity strategies after several consecutive years of significant outperformance in those same strategies.

•

The net flow rate of (6.7%) followed two consecutive years of positive net flows and reflected the exceptionally challenging equity and credit markets. Net flows ranked 12th of 12 peers with only one peer having positive net flows. Net flows included negative flows in mutual funds and retail separate accounts with institutional accounts in positive net flows.

Strategic Objectives (20%)

Under Mr. Aylward’s leadership, the Company delivered on the strategic priorities as set forth in the table above. Specific additional accomplishments included:

•

Product Quality – The completion of the Stone Harbor acquisition that Mr. Aylward negotiated and the integration of Stone Harbor allowed the Company to thoughtfully expand product offerings with distinctive fixed income strategies, add key distribution resources, and provide opportunities for operating optimization, as noted previously. Stone Harbor added, at closing, $14.5 billion of AUM in multiple investment vehicles, including institutional accounts, U.S. open- and closed-end funds, and UCITS funds and QIAIF funds (pooled investment vehicles domiciled in Ireland) that significantly expanded the Company’s global funds platform. Stone Harbor’s strategies also augmented the Company’s existing fixed income capabilities from its other affiliated managers, Newfleet Asset Management and Seix Investment Advisers. In addition to completion of the Stone Harbor transaction, Mr. Aylward negotiated the agreement to acquire AlphaSimplex, a leading manager of liquid alternative investment solutions that utilize a managed futures strategy and a global alternatives strategy.

•

Distribution Growth – The Company expanded its presence in institutional and international markets with the acquisition of Stone Harbor and is investing in the future growth of the business with the agreement to acquire AlphaSimplex. Stone Harbor provides strategies primarily to global institutional clients, including some of the largest and most sophisticated sovereign wealth investors, pension plans, foundations, endowments, and insurance companies, and more than two-thirds of AlphaSimplex’s assets are managed for institutional clients. Through the Stone Harbor acquisition, the Company added new resources in sales and marketing to support institutional and international distribution partners, and resources at AlphaSimplex are expected to provide for additional growth opportunities.

•

Operating Optimization – Stone Harbor was integrated into the Company’s shared services model and its operating platform with best-in-class investment and risk management technology is being leveraged across other affiliates. The Stone Harbor platform effectively replaces other scheduled information technology initiatives and reduces time-to-market for planned multi-year platform enhancements.

•

Talent Engagement – Under the leadership of Mr. Aylward and senior management, the Company has evolved its return-to-office protocols with hybrid in-office and remote work schedules that are customized to fit the needs of the various office locations. The Company increased initiatives related to its commitment to DEI by introducing the senior management-led Diversity Council; encouraging the formation of ERGs; and presenting initial Employee Volunteerism Awards and Employee Determined Diversity Grants. The Company continued to participate in The Equity Collective, a collaboration of asset management firms that support national programs to give students from underserved communities opportunities in the financial services industry.

•

Financial Management – The Company maintained a balanced and prudent approach to capital management that allows it to invest in growth initiatives, such as the acquisition of new affiliated managers, return meaningful capital to shareholders, and maintain appropriate levels of working capital and leverage. The Company returned $155 million, or 79% of net income, as adjusted, compared with

$114 million, or 40% of net income, as adjusted, in 2021, through increased stock repurchases, net stock settlements, and a quarterly cash dividend that was increased to $1.65 during the year, the fifth consecutive annual increase in the quarterly dividend.

The Committee determined that for the overall performance assessment of the CEO for 2022, the quantitative results for financial objectives were well below target and, for the operational objectives, were below target, while overall qualitative results for strategic priorities were well above target. Based on the results against these 2022 financial, operational, and strategic goals, the Committee assessed the CEO’s overall performance to be below target.

Given the above assessment, the Committee determined that the CEO’s performance would indicate an annual incentive payout of $2.7 million, or 16% below the target of $3.2 million and 46% below the prior year’s actual annual incentive payout.

The following table sets forth the CEO’s annual incentive award opportunities ranging from below threshold to maximum levels and his actual annual incentive payouts for 2022 and 2021.

CEO Annual Incentive Award Opportunity and Actual Award

	Below Threshold	Target (100% payout)	Maximum	Actual

2022	$0	$3,200,000	$6,400,000	$2,700,000

2021	$0	$3,000,000	$6,000,000	$5,000,000

NEO Award Determination

The CEO conducts an assessment of each NEO, other than himself, relative to individual and functional area contributions to the Company’s overall results for the year, market placement and prior-year incentive. The CEO provided the Committee with an award recommendation based on a consideration of the following factors:

•	Company financial, operational, and strategic objective results used to determine the executive officer incentive award pool funding and CEO annual incentive award, as noted above (50%);

•	Unit/department outcomes (25%); and

•	Personal/individual outcomes (25%).

Michael A. Angerthal

Executive Vice President, Chief Financial Officer and Treasurer

As Chief Financial Officer, Mr. Angerthal provides critical leadership in all areas of financial management for the Company, including treasury, accounting, tax, audit, financial planning, investor relations, financial controls, capital management, and certain corporate development activities. Significant results achieved in 2022 against the Strategic Priorities of Financial Management and Operating Optimization included:

•

Under Mr. Angerthal’s leadership, the Company continued to return meaningful capital to shareholders while maintaining appropriate levels of working capital and leverage. Total capital returned to shareholders in 2022 was $155.1 million, a 36% increase over $114.2 million returned in 2021, representing 79% of net income, as adjusted. Return of capital included a 10% increase in the Common Stock dividend – the fifth consecutive year of an increase in the quarterly dividend – as well as $90.0 million in share repurchases, a 57% increase over 2021’s $57.5 million in repurchases, reducing the outstanding share count by 4.3% during the year.

•	The Company has maintained appropriate levels of working capital and leverage, ending 2022 with $261.6 million of gross debt and a gross leverage ratio of 0.8x compared with $274.3 million and 0.6x,

respectively, at December 31, 2021. The Company maintains a flexible position in prioritizing capital allocation as circumstances warrant. As a result of the continued strong operating performance and overall financial position, Moody’s maintained the Company’s credit rating at Ba1 and S&P Global Ratings maintained the rating at BB+.

•

Seed and investment capital continued to be managed to balance business objectives and fund new opportunities. Seed capital investments of $128.0 million were in 45 distinct investments at December 31, 2022, compared with $144.7 million in 36 distinctive investments at December 31, 2021. New investments, which were partially funded by recycling existing investments, included seeding for a new ETF, new retail separate accounts, and additional share classes of global funds to support distribution growth. The Company also invested in a new CLO managed by an affiliate.

•	Mr. Angerthal provided leadership to the transactional negotiations, business and financial modeling, and due diligence support for the acquisition of Stone Harbor and AlphaSimplex.

•

The Company continued to engage with organizations that rate environmental, social and governance (ESG) practices and, as a result of this engagement, MSCI upgraded the Company’s corporate ratings to “A” from “BBB.”

Barry M. Mandinach

Executive Vice President, Head of Distribution

In his role as Head of Distribution, Mr. Mandinach has overall responsibility for the Company’s sales and marketing activities. Significant results achieved in 2022 against the Strategic Priorities of Distribution Growth and Operating Optimization included:

•	The Company had total sales of $30.3 billion in 2022 compared with $36.5 billion in 2021, including:

•	$13.5 billion in U.S. and global retail funds;

•	$10.4 billion in institutional strategies;

•	$5.7 billion in retail separate accounts; and

•	$0.5 billion in ETFs.

•

Under Mr. Mandinach’s leadership, the Company continued to expand its global distribution activities, including through the addition of distribution staff through the acquisition of Stone Harbor. As a result of the emphasis on expanding global distribution, as of year-end 2022, 16% of total AUM was held by international clients compared with 10% at the end of 2021.

•

Mr. Mandinach continued to provide executive leadership in directing frequent strategy and information sessions with the distribution and marketing teams, particularly to introduce new portfolio managers and strategies from Stone Harbor and in conjunction with the transition of strategies formerly managed by an unaffiliated subadviser to affiliated managers and Voya Investment Management.

•	The Company has increased data-driven business development activities to enhance data collection and analysis to expand sales targeting and segmentation and enhance the efficiency of sales teams.

•

To meet the business objective of enhancing digital marketing capabilities and content, the Company has meaningfully expanded thought leadership content in print, digital, and social media formats, including the publication of educational pieces that are intended to help financial advisors make their clients better investors and the distribution of video productions featuring portfolio managers and market analysis.

Richard W. Smirl

Executive Vice President, Chief Operating Officer

Mr. Smirl is responsible for oversight of investment strategies and products, including new product development, the ongoing monitoring and competitive assessment of existing products, and interacting with affiliated managers to ensure an environment that supports the continued delivery of strong investment performance. He is also responsible for oversight of the Company’s investment operations and information technology support areas. Significant results achieved by Product Management, Investment Operations, and Information Technology in 2022 against the Strategic Priorities of Product Quality and Operating Optimization included:

•	The Company maintained strong investment performance across strategies, including:

•	57% of AUM of all long-term investment strategies were outperforming their benchmarks on a five-year basis as of December 31, 2022;

•

57% of rated AUM was in mutual funds with a 5- or 4-star Morningstar rating and 90% of AUM was in 3-, 4-, or 5-star funds. As of December 31, 2022, nine funds with $1 billion or more of AUM had a 5- or 4-star rating, representing a diverse set of strategies from five different managers[9];

•	87% of retail separate account assets and 61% of institutional assets were outperforming their benchmarks on a five-year basis.

•	To maintain a set of attractive investment strategies to meet current and future demand, the Company continued to review and rationalize its investment capabilities, including:

•

Undertaking a thorough assessment of numerous qualitative and quantitative factors to support the transition to new managers of 15 open-end mutual funds and 7 closed-end funds formerly managed by an unaffiliated subadviser. Mr. Smirl’s understanding of the nature, extent, and quality of each subadviser’s capabilities was critical in these evaluations;

•	Onboarding the Stone Harbor strategies; adding two experienced portfolio management teams, Virtus Systematic and Virtus Multi-Asset; and preparing for the onboarding of AlphaSimplex strategies; and

•	Rationalizing mutual fund offerings by liquidating subscale funds and merging others.

•

The Company reorganized its three fixed income affiliates under a single legal entity to enhance operational support, optimize data and research services, augment investment capabilities, and allow the divisions to access broader shared resources. The Company continued to transition affiliates to its shared business support services model to maximize the leveragability of the business, improve efficiencies, mitigate risk, and provide high quality services to support clients.

•

Information Technology, which reports to Mr. Smirl, supported the transition of Stone Harbor’s proprietary business management platform to the Company and the integration of additional affiliates onto the platform.

•

As senior leadership sponsor and chair of the Diversity Council, Mr. Smirl provided executive leadership for the Company’s DEI initiatives, including working closely with senior sponsors and employee leaders of the newly created ERGs.

[9]	See Appendix B for additional information regarding mutual fund investment performance.

Wendy J. Hills

Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

Ms. Hills is responsible for developing and guiding the strategic direction of the legal, regulatory and compliance functions and the provision of legal counsel across the Company. She also serves as counsel to the Board of Directors on all securities, litigation, regulatory and corporate governance matters. Significant results achieved in 2022 against the Strategic Priorities of Product Quality, Distribution Growth, and Operating Optimization included:

•

During the year, Ms. Hills played a critical role in directing both internal and external resources in transaction negotiations, the drafting of transaction documentation, legal and compliance due diligence, and the regulatory approval process related to the acquisition of Stone Harbor and the agreement to acquire AlphaSimplex. Compliance was instrumental in reviewing material for the Stone Harbor fund boards for their review and approval of related trust adoptions and fund reorganizations and for presentations to the AlphaSimplex fund board.

•

Ms. Hills provided executive leadership and all required legal advice and support for the onboarding and integration of the business and compliance functions related to the Stone Harbor transaction and was instrumental in providing advice and guidance related to the transition of funds to new subadvisers.

•

Ms. Hills directed the legal and compliance activities that were essential to the reorganization of the Company’s three fixed income affiliates to operate as separate divisions under a single legal entity. In addition, she initiated the review of the organizational structure of the Company’s international subsidiaries to streamline the structure and ensure appropriate distributor entities for international retail distribution activities.

The annual incentive awards for the NEOs listed in the table below were recommended by the CEO and approved by the Committee. The table also provides the annual incentive awards for each NEO, other than the CEO, for the prior year.

Named Executive Officer	Annual Incentive Award for
	2022	2021

Michael A. Angerthal	$1,850,000	$2,550,000

Barry M. Mandinach	$1,325,000	$2,000,000

Richard W. Smirl	$1,850,000	$2,000,000

Wendy J. Hills	$ 890,000	$1,250,000

In making its determination of individual annual incentive awards, the Committee concluded that the award decisions for our NEOs were appropriate relative to compensation paid by peers and were reflective of each individual’s performance against stated objectives. On average, awards decreased by approximately 24% relative to 2021, reflecting the Company’s overall results.

Long-Term Incentive Compensation

To promote and reward the achievement of the Company’s long-term performance objectives, and to attract, motivate, and retain high-caliber leadership, the Company uses two forms of long-term incentives to align the interests of executives with those of our shareholders:

•

Restricted Stock Units (“RSUs”) – Value increases or decreases with ordinary share performance, aligning the interests of NEOs with shareholders. The three-year vesting period for RSUs strongly supports NEO retention in addition to alignment with shareholders.

•

Performance Share Units (“PSUs”) – Provide value based on the achievement of results against the Company’s key performance metrics, relative to peers, over a three-year performance period, rewarding achievement of longer-term financial goals while putting the award at risk if threshold results are not achieved. Value is also directly related to share performance, further aligning NEOs’ and shareholders’ interests.

Each NEO’s target long-term incentive award, as shown in the 2022 Long-Term Incentive Awards table below, is determined based on the individual’s responsibilities, market-level competitive positioning for similar roles, and consideration of internal alignment. Awards to executive officers are split 50% each to PSUs and RSUs. The performance metrics related to the long-term incentive awards and vesting periods encourage a focus on sustained, long-term results.

2022 Long-Term Incentive Plan

In the first quarter of 2022, the Committee approved the 2022 long-term incentive plan (“LTIP”), which provided for 50% of the awards to be granted in PSUs and 50% in time-vested RSUs. The Committee believes the equal allocation between PSUs and RSUs provides an appropriate balance between performance recognition and retention for the NEOs as well as alignment with shareholders.

Both of the metrics for the PSU awards are measured over a three-year period. The two equally weighted relative performance metrics are:

•

Relative TSR, which is the cumulative three-year total return of the Company’s Common Stock, including dividends, relative to the Financial Peers and directly relates to our shareholders’ experience as long-term investors in the stock; and

•

Relative Net Flow Rate of Long-Term AUM, which is the cumulative long-term net asset flows divided by the beginning long-term AUM, relative to the Financial Peers. The Committee believes this metric best captures the Company’s success relative to many of our direct competitors.

Each of these performance measures is designed to ensure that our NEOs are aligned with the interests of shareholders and rewarded for the achievement of the Company’s longer-term business objectives, strategic priorities, and long-term shareholder value creation.

Potential payouts for the PSU awards are as follows:

Performance Measure	Weight	Below Threshold	Threshold	Goals Target (1)	Maximum	Payout Opportunity (2)

Relative Shareholder Return	50%	<75th percentile	75th percentile	45th percentile	25th percentile+	0 – 200%

Relative Net Flow Rate of Long-Term AUM	50%	<75th percentile	75th percentile	45th percentile	25th percentile+	0 – 200%

Payout Opportunity		0%	50%	100%	200%

(1)	Above-median performance, achieved at the 45th percentile, is required for target-level payout.
(2)	Actual payout is interpolated on a linear basis between threshold and target, and between target and maximum performance levels.

Payout levels are interpolated on a linear basis for performance outcomes between the target and maximum levels and between the threshold and target levels. If the Company’s absolute TSR is negative, the maximum payout for that performance measure is capped at target.

The Committee believes that the use of relative performance metrics for long-term incentive awards provides a degree of rigor that may be otherwise lacking when evaluating absolute results against internally established performance metrics. The Committee also believes that determination of incentive awards based on two performance metrics diversifies the risk associated with any single indicator of performance.

Long-Term Incentive Awards and Performance

2022 Long-Term Incentive Awards (1)

NEO	PSU – Relative Three-Year Net Flow Rate of Long-Term AUM (25%)	PSU – Relative Three-Year TSR Ranking (25%)	RSU Time-Vested (50%)	2022 Long-Term Award Total

George R. Aylward	$800,000	$800,000	$1,600,000	$3,200,000

Michael A. Angerthal	$231,250	$231,250	$ 462,500	$ 925,000

Barry M. Mandinach	$150,000	$150,000	$ 300,000	$ 600,000

Richard W. Smirl	$375,000	$375,000	$ 750,000	$1,500,000

Wendy J. Hills	$112,500	$112,500	$ 225,000	$ 450,000

(1)	Reflects grant date fair value of award.

The results of the three-year metrics and the final value of the award will not be determined until the first quarter of 2025.

2020 Long-Term Incentive Plans

In February 2023, the Committee certified the results for the three-year TSR measure in the 2020 – 2022 performance period as being in the 25th percentile, which resulted in those awards vesting at 200% of target. The results for the three-year metric of relative net flow rate of long-term AUM were certified to be at the 50th percentile, slightly under the 45th percentile needed for target (100%) funding. Accordingly, those awards vested at 92% of target.

2020 LTIP Performance Results

Performance Metric	Performance Period	Performance Result (1)	Payout %

Shareholder Return (2)	2020 – 2022	25th Percentile	200%

Relative Net Flow Rate (3)	2020 – 2022	50th Percentile	92%

Subtotal			146%

Time Vested Award (4)	N/A	N/A	100%

Total			123%

(1)	Performance results are in the form of percentiles; relative goals are 75%, 45% and 25% for threshold, target and maximum, respectively.
(2)	Represents the cumulative three-year total return of Common Stock, including dividends, if any, relative to Financial Peers.
(3)	Defined as the cumulative long-term asset net flows divided by the beginning long-term assets under management, relative to Financial Peers.
(4)	Vested ratably in one-third increments annually in March 2021, 2022 and 2023, respectively.

Benefits and Perquisites

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the NEOs. Benefits and perquisites provided to our executive officers are comparable to those offered to all other similarly situated Company employees. The Company maintains a Non-Qualified Excess Investment Plan (the “Excess Plan”), described in further detail following the tables below, to provide eligible employees, including NEOs, with the opportunity to save for retirement and defer tax payments. No NEOs participated in the Excess Plan in 2022.

Risk Mitigating Features

Risk Assessment

During 2022, the Committee reviewed the Company’s compensation practices to ensure that the compensation program does not encourage executives to take excessive risks that could have a material adverse effect on the Company. After conducting the review, the Committee concluded that the Company’s incentive pay plans do not motivate or encourage excessive risk taking. To mitigate risk, the Company has adopted the following pay policies and practices:

•	Balance among short- and long-term incentives, cash and equity, and fixed and variable pay

•	Multiple performance measures

•	Clawback policy

•	Stock ownership guidelines

•	Anti-hedging policy

•	Limited change-in-control benefits

•	Internal pay equity

Stock Ownership Guidelines

The Committee believes that executive officers should own a significant amount of Company stock, so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance. The Company has stock ownership guidelines, shown below, under which the Company’s NEOs are expected to accumulate Company stock, including vested and unvested RSUs, with a value equivalent to a base salary multiple as reflected in the table below. The Committee expects that individuals will hold 75% of the net shares (shares received, net of shares withheld for taxes) acquired under the Omnibus Incentive and Equity Plan until the guideline is met. NEOs are expected to meet the ownership guidelines within five years of being named to their current executive officer position. The Committee reviews NEO stock ownership levels annually and monitors that appropriate progress is being made toward compliance with the ownership guidelines.

As of December 31, 2022, all NEOs were in compliance with the stock ownership guidelines. The Committee also recognizes that our CEO is a significant shareholder of the Company and owns shares well in excess of the stock ownership guidelines.

Named Executive Officer	Ownership Level as Multiple of Salary
George R. Aylward	5x
Michael A. Angerthal	3x
Barry M. Mandinach	3x
Richard W. Smirl	3x
Wendy J. Hills	3x

Anti-Hedging Policy

The Company has adopted a policy that prohibits directors and executive officers of the Company from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk. These transactions are prohibited because they could separate the security holder’s interests from those of the shareholders of the Company. Pursuant to the policy, prohibited transactions include the purchase by any director or executive officer of the Company of financial instruments, including prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

Clawback Policy

Awards made under the annual and long-term incentive plans are subject to forfeiture or recovery to the extent that the Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measurement. Awards and any cash or other property distributed in respect of any vested or earned awards are also subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of these provisions, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Committee may seek recovery of incentive payments if the Committee determines that there was any misconduct by the particular participant or any other circumstances that would warrant recovery of any awards previously granted. In light of the SEC’s adoption of final clawback rules in October 2022, we expect to conform our clawback policy in order to comply with final stock exchange listing standards, once effective.

Severance and Change-in-Control Agreements

Severance

The Company provides executives, including the NEOs, with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit clients or employees, or take other actions that may harm the Company for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payments. We believe that having pre-set terms governing an executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

A legacy agreement in place for Mr. Aylward, our CEO, as described under “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward,” is the only change-in-control agreement we have in place with any NEO. The agreement was put into effect December 31, 2008 at the time the Company was preparing to become an independent publicly traded company. During any period in which a change in control occurs, the agreement provides that Mr. Aylward is entitled to receive benefits that are designed to ensure management continuity, encourage retention, preserve shareholder value, and enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change in control.

Mr. Aylward’s change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change in control and a termination by the Company without cause or by him for good reason within two years following the change in control. Under the terms of the agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments,” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), upon a change in control exceeds, by 10% or more, the maximum amount that could be paid to him without his incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are less than 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Tax Considerations

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a tax gross-up payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross-up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2022 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Melody L. Jones, Chair

Peter L. Bain

Timothy A. Holt

Summary Compensation Table

The following table provides compensation information for our NEOs.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
George R. Aylward	2022	600,000		3,200,000	2,700,000	15,250	6,515,250
President and Chief	2021	600,000		3,000,000	5,000,000	14,966	8,614,966
Executive Officer	2020	591,667		3,000,000	4,400,000	14,250	8,005,917

Michael A. Angerthal	2022	395,833		925,000	1,850,000	15,250	3,186,083
Executive Vice President	2021	375,000		800,000	2,550,000	14,500	3,739,500
Chief Financial Officer	2020	375,000		800,000	2,250,000	14,250	3,439,250
Barry M. Mandinach	2022	415,000		600,000	1,325,000	40,250	2,380,250
Executive Vice President	2021	415,000		575,000	2,000,000	39,500	3,029,500
Head of Distribution	2020	415,000		575,000	1,650,000	39,250	2,679,250

Richard W. Smirl	2022	425,000	250,000	1,500,000	1,850,000	45,250	4,070,250
Executive Vice President Chief Operating Officer	2021	283,333	250,000	500,000	2,000,000	142,948	3,176,281

Wendy J. Hills	2022	350,000		450,000	890,000	15,250	1,705,250
Executive Vice President Chief Legal	2021	350,000		450,000	1,250,000	14,500	2,064,500
Legal Officer, General Counsel and Corporate Secretary	2020	350,000		575,000	1,050,000	17,855	1,992,855

(1)	The amounts reported in this column represent base salaries earned by each of the NEOs for the listed fiscal year and have not been reduced for deferrals.
(2)	The amounts reported in this column reflect (a) for 2022, the first-year anniversary sign-on award for Mr. Smirl, and (b) for 2021, the sign-on award for Mr. Smirl.
(3)

The amounts reported in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Additional information, including fair valuation assumptions, concerning the Company’s accounting for its equity awards is included in Note 16 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The amounts in the column reflect rounding.

The 2022-2024 LTIP award was granted on March 15, 2022. If fully earned, the 2022 LTIP maximum award for each of our NEOs would be as follows: $4,800,000 for Mr. Aylward; $1,387,500 for Mr. Angerthal; $900,000 for Mr. Mandinach; $1,500,000 for Mr. Smirl; and $675,000 for Ms. Hills. The award comprises 50% RSUs and 50% PSUs, with the PSUs having a performance measurement period ending December 31, 2024, all with a three-year vesting period. The PSUs, measured at December 31, 2024, will convert to RSUs with a value from 0% – 200% of the award granted based on Company performance. The 2022 stock award for Mr. Smirl includes a first-year anniversary sign-on RSU award with a grant-date fair value of $500,000, as previously disclosed.

(4)	The amounts reported in this column reflect the actual cash award earned under the annual incentive plan for the respective year.
(5)

The amounts reported in this column include Company contributions to the Company’s 401(k) Plan for each NEO and, for Messrs. Mandinach and Smirl, a paid stipend for reimbursement of housing expenses of $25,000 and $30,000, respectively.

Grants of Plan-Based Awards

The table below provides information on PSUs, RSUs and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2022. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (c) (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($) (4)
Name			Threshold ($)	Target (a)($)	Maximum ($)	Threshold (#)	Target (b)(#)	Maximum (#)

George R. Aylward			0	3,200,000	6,400,000
	3/15/2022	2/22/2022				0	7,332	14,664	7,333			3,199,903

Michael A. Angerthal			0	1,850,000
	3/15/2022	2/22/2022				0	2,118	4,236	2,121			924,950

Barry M. Mandinach			0	1,325,000
	3/15/2022	2/22/2022				0	1,374	2,748	1,375			599,832

Richard W. Smirl			0	1,850,000
	3/15/2022	2/22/2022				0	2,290	4,580	2,292			999,792
	5/03/2022	3/30/2021							2,811			499,824

Wendy J. Hills			0	890,000
	3/15/2022	2/22/2022				0	1,030	2,060	1,032			449,928

(1)

The amounts as reflected in column (a) relate to the annual cash incentive opportunities for each NEO. For Mr. Aylward, the amounts reflect the target and maximum payout opportunities. For the other NEOs, because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount is a representative amount based on 2022 performance. The performance metrics and actual payments are discussed in the Compensation Discussion and Analysis and the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

The 2022 LTIP awards granted on March 15, 2022 reported in these columns represent the award opportunities for each NEO. The two metrics against which performance are measured in this plan are discussed earlier in the Compensation Discussion and Analysis under the heading “2022 Executive Compensation.”

(3)

The 2022 LTIP awards granted on March 15, 2022 reported in this column represent RSUs that vest ratably over three years; for Mr. Smirl, the May 3, 2022 award represents RSUs granted in connection with his employment that vest ratably over three years from the date of grant.

(4)

The grant date fair value is equal to the number of units granted as reflected in columns (b) and (c) multiplied by the closing price of the Company’s stock on the date of grant, which was $218.20 for the LTIP awards granted on March 15, 2022, and $177.81 for Mr. Smirl’s award granted on May 3, 2022.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the RSUs and PSUs held by each of the Company’s NEOs as of December 31, 2022.

	Stock Awards (1)
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

George R. Aylward	5,892	(2)	1,127,964

	8,130	(3)	1,556,407

	17,674	(3)	3,383,511

	3,822	(4)	731,684

	7,333	(6)	1,403,830

				2,866	(5)	548,667

				2,866	(5)	548,667

				1,833	(7)	350,910

				1,833	(7)	350,910

Michael A. Angerthal	1,571	(2)	300,752

	2,168	(3)	415,042

	4,714	(3)	902,448

	1,020	(4)	195,269

	2,121	(6)	406,044

				764	(5)	146,260

				764	(5)	146,260

				529	(7)	101,272

				529	(7)	101,272

Barry M. Mandinach	1,129	(2)	216,136

	1,558	(3)	298,264

	3,388	(3)	648,599

	733	(4)	140,326

	1,375	(6)	263,230

				549	(5)	105,101

				549	(5)	105,101

				343	(7)	65,664

				343	(7)	65,664

Richard W. Smirl	1,216	(8)	232,791

	2,811	(9)	538,138

	2,292	(6)	438,780

				572	(7)	109,504

				572	(7)	109,504

Wendy J. Hills	884	(2)	169,233

	1,219	(3)	233,365

	2,652	(3)	507,699

	574	(4)	109,887

	1,032	(6)	197,566

				429	(5)	82,182

				429	(5)	82,182

				257	(7)	49,200

				257	(7)	49,200

(1)	All RSU and PSU values are based on $191.44, the closing price of the Company’s Common Stock on December 30, 2022, the last trading day of our fiscal year.

(2)	This amount represents 17% of the 2020 LTIP award made up of RSUs that vested on March 13, 2023.
(3)	This amount represents 25% of the 2020 LTIP award that completed the three-year performance cycle on December 31, 2022 and that vested on March 13, 2023.
(4)	This amount represents 33% of the 2021 LTIP award made up of RSUs that vest ratably on March 15, 2023 and 2024.
(5)

This amount represents 25% of the 2021 LTIP award made up of PSUs that will convert to RSUs with a value from 0%—200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2024. The number and market value of units reported reflect target level achievement based on the Company’s above threshold level performance. The actual number of units that will be distributed is not yet determinable.

(6)	This amount represents 50% of the 2022 LTIP award made up of RSUs that vest ratably on March 15, 2023, 2024 and 2025.
(7)

This amount represents 25% of the 2022 LTIP award made up of PSUs that will convert to RSUs with a value from 0%—200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2025. The number and market value of units reported reflect threshold level achievement based in the Company’s threshold level performance. The actual number of units that will be distributed is not yet determinable.

(8)	This amount represents the number of RSUs awarded to Mr. Smirl in 2021 as part of his employment offer. This award will vest ratably on May 3, 2023 and 2024.
(9)	This amount represents the number of RSUs awarded to Mr. Smirl in 2022 as part of his employment offer. This award will vest ratably on May 3, 2023, 2024 and 2025.

Stock Vested

The table below sets forth the number of shares acquired and the value realized upon the vesting of stock awards during 2022 by each of our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

George R. Aylward	39,737	8,631,968

Michael A. Angerthal	9,337	2,027,028

Barry M. Mandinach	8,170	1,775,288

Richard W. Smirl	607	107,931

Wendy J. Hills	3,691	718,080

(1)	The value realized on vesting was computed by multiplying the number of RSUs that vested by the closing price of our Common Stock on the vesting date.

Non-Qualified Excess Investment Plan

The Company maintains the Non-Qualified Excess Investment Plan (the “Excess Plan”) to provide eligible employees, including the NEOs, with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Code Section 401(a)(17). Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions, if any, are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market, preferred, or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the 15th day of the month following the participant’s sixth month of separation from service, either in a lump-sum payment or in annual installment payments over a period of two to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Non-Qualified Deferred Compensation

The following table reflects each NEO’s 2022 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2022 under the Excess Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

George R. Aylward	—	—	(45,986)	—	160,947

Michael A. Angerthal	—	—	—	—	—

Barry M. Mandinach	—	—	—	—	—

Richard W. Smirl	—	—	—	—	—

Wendy J. Hills	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2022.
(2)	There were no Company contributions to the Excess Plan in 2022.
(3)	Amounts in this column are not reported as compensation for fiscal year 2022 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings.

Termination Payments and Change-in-Control Arrangements

Each of our current NEOs participates in the Company’s Executive Severance Allowance Plan (the “Severance Plan”). The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. In addition, under the Company’s equity award agreements, the vesting of awards may accelerate under specified conditions. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the NEO without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Severance Plan are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing additional covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents, and employees; (ii) refraining from solicitation of employees, agents, representatives and/ or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under this plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include: (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a NEO is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or 18 months for our CEO);

•	The average of the NEO’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	A pro-rata portion of the annual incentive award actually earned by the NEO for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, except that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year. In addition, no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our NEOs would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all NEOs would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the NEO, distribution of his or her account balances under the Company’s 401(k) Plan and the Excess Plan. The aggregate balance of each of our NEO’s accounts under the Excess Plan as of December 31, 2022 is reflected in the Non-Qualified Deferred Compensation table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Under the terms of the Company’s RSU award agreements, if a NEO terminates employment with the Company by reason of death or disability, or an involuntary termination event occurs that would otherwise qualify the NEO for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the NEO actually worked following the grant date (or in the case of an award that becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). If a NEO terminates employment by reason of retirement, the RSUs continue to vest in full per the original vesting schedule. The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the NEO multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company following the grant date divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if a NEO terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU conversion date, because of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed following the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals would be deemed to have been met at target, without pro-ration, and immediately convert to common shares that would be distributed within 90 days following the end of the performance cycle.

If a NEO ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change in control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Committee reasonably determines in good faith prior to the change in control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under specified conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment

The following table summarizes the value of the compensation and benefits that our NEOs would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2022, the last business day of the year.

	Payment and Benefits for Involuntary Terminations ($)
	George R. Aylward	Michael A. Angerthal	Barry M. Mandinach	Richard W. Smirl	Wendy J. Hills

Severance

Base Salary Component	$ 900,000	$ 400,000	$ 415,000	$ 425,000	$ 350,000

Annual Incentive Component (1)	7,050,000	2,400,000	1,825,000	1,775,000	1,150,000

Other Compensation

2022 Annual Incentive Earned	2,700,000	1,850,000	1,325,000	1,850,000	890,000

Acceleration of Equity Awards

Value of Accelerated Equity Awards (2)	1,864,471	505,662	355,805	370,284	276,333

Benefits

Health & Welfare (3)	8,536	22,249	15,495	22,249	8,211

Outplacement (4)	5,195	5,195	5,195	5,195	5,195

Total Severance, Other Compensation, Accelerated Equity Awards, and Benefits	$12,528,202	$5,183,107	$3,941,495	$4,447,729	$2,679,739

(1)

As applicable, the amount in this row is equal to the NEO’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average). The amount for Mr. Smirl reflects the actual earned for 2022 and the first-year target as specified in his employment offer.

(2)

The value reported in this row is based on $191.44, the closing price of our Common Stock on December 30, 2022, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the NEO on December 31, 2022 that would accelerate upon involuntary termination. PSUs granted in 2021 and 2022 with three-year performance periods ending on December 31, 2023 and December 31, 2024, respectively, are assumed to be at target level performance. The performance for PSUs granted in 2020 with three-year performance periods ending on December 31, 2022 related to the specific metric of total shareholder return was in the top quartile and therefore has a value of 200% and net flow rate of long-term AUM was below target with a value of 92%, for each NEO. There are no unvested options to include in this calculation. If a change-in-control event had occurred on December 31, 2022, the values related to the acceleration of unvested RSUs and PSUs would have been equal to $2,502,504 for Mr. Angerthal; $1,741,530 for Mr. Mandinach; $1,648,107 for Mr. Smirl; and $1,345,823 for Ms. Hills. These numbers assume that all equity awards have automatically vested and that the Compensation Committee did not make the determination that such awards would not be accelerated. See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(3)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for the NEOs for 12 months, based on coverage elections in effect for 2022.
(4)	The amount in this row reflects the estimated Company cost of providing outplacement services for the NEOs for six months.

Change-in-Control Agreement with Mr. Aylward

Under the legacy Change-in-Control Agreement with our CEO, effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change in control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause;” or (ii) by Mr. Aylward for “good reason,” but only if such termination occurs within the two years following, or is effectively connected with, the occurrence of a change in control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice within 60 days prior to the scheduled expiration date to the other party that such party does not want the term of the agreement extended.

Under the Change-in-Control Agreement, following a change in control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions under to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either (i) terminate their respective relationship or contracts with the Company or its affiliates, or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change in Control” generally means the first occurrence of any of the following:

•	Any person or group acquires 25% or more of the voting power of the Company’s securities;

•

Within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

The effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company that is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation, or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	The approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	Any other event occurs which the Board declares to be a change in control.

“Cause” generally means:

•	A conviction of (or plea of nolo contendere to) a felony;

•

An act of willful misconduct that has a material adverse impact on the Company or its affiliates (except that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

A failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change in control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	A material reduction in his title, position, duties or responsibilities as President and CEO;

•	Relocation of his principal place of business outside of a 35-mile radius of the current location;

•	A material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	Any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If, following a change in control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

A lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

Continued participation in all of the employee and executive plans providing medical, dental, and long- term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	Full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

An amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each uncompleted performance period at target;

•

A lump-sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	Outplacement services for a period of one year; and

•

If any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Code Section 4999, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change in control as of December 31, 2022, the last business day of the year.

Payments and Benefits for Termination in Connection with a Change in Control ($)

Severance

Base Salary Component	$ 1,500,000

Annual Incentive Component	8,000,000

Other Compensation

Annual Incentive (1)	3,200,000

Acceleration of Unvested PSUs and Time-Vested RSUs (2)	9,147,960

Acceleration of Unvested Stock Options (3)	0

Incremental Qualified Company Match (4)	41,250

Tax Gross-Up (5)	0

Benefits

Health & Welfare (6)	22,787

Outplacement	9,895

Total Severance, Other Compensation, and Benefits	$ 21,921,892

(1)	Reflects the actual award earned for Mr. Aylward in 2022 under the Company’s annual incentive plan.
(2)

The value reported in this row is based on $191.44, the closing price of our Common Stock on December 31, 2022, multiplied by the number of unvested PSUs and RSUs held by Mr. Aylward on December 31, 2022.

(3)	As of December 31, 2022, Mr. Aylward held no unvested options.
(4)	Reflects the amount that the Company would have contributed, pursuant to the applicable Company matching formula, to the Company’s 401(k) Plan.
(5)

Reflects the value as of December 31, 2022. If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Code Section 4999 to become due and payable, the Company would pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(6)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for 30 months.

2022 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the median of the annual total compensation of our other employees for 2022 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described in our Summary Compensation Table, to the median of the annual total compensation of all employees for 2022 was 26 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, in accordance with SEC rules, included earlier in this Proxy Statement in the “Total” column for 2022 in the Summary Compensation Table, was $6,515,250.

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $246,948.

Methodology for Determining Our Median Employee. As of December 31, 2022, we employed 772 employees. As there was a significant change to our employee population during 2022, we selected a median employee based on the updated employee population as of December 31, 2022 to calculate the 2022 CEO pay ratio. The median employee selected was based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time), and was the employee whose compensation was at the middle of the compensation of our employee population (excluding our CEO).

Median Employee Compensation. For purposes of determining the median employee compensation, we used the annual total compensation value in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K as of December 31, 2022 as the compensation measure (including base salary, short- and long-term incentives, retirement plan contributions, and perquisites), the same methodology applied for the 2022 CEO’s annual total compensation.

Pay Versus Performance
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between compensation of our CEO or Principal Executive Officer (PEO) and our other named executive officers (NEOs) and certain financial performance
measures of the Company for the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020. For further information on the Company’s pay-for-performance
philosophy and how executive compensation aligns with our performance, refer to the
Compensation Discussion and Analysis
section of this proxy statement.

Pay Versus Performance Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (2)	Value of initial fixed $100 Investment based on:		Net Income ($ in millions)	Earnings Per Share (EPS) - Diluted, as adjusted
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (3)(4)
2022	$6,515,250	($4,240,418)	$2,835,458	$1,094,131	$168.45	$118.80	$117.5	$25.74
2021	$8,614,966	$17,309,308	$3,002,445	$4,163,311	$253.45	$167.07	$208.1	$35.85
2020	$8,005,917	$22,858,118	$2,600,151	$5,277,068	$182.45	$121.30	$ 80.0	$16.21

(1)	NEOs included in these columns reflect the following:

Year	PEO	Non-PEO NEOs
2022	Mr. Aylward	Mr. Angerthal, Ms. Hills, Mr. Mandinach, and Mr. Smirl
2021	Mr. Aylward	Mr. Angerthal, Ms. Hills, Mr. Mandinach, and Mr. Smirl
2020	Mr. Aylward	Mr. Angerthal, Ms. Hills, Mr. Mandinach, and Francis. G. Waltman, Executive Vice President, Product Management (retired)

(2)
In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the tables below. For PSUs with a relative TSR metric, the fair values as of each measurement date (prior to the end of the performance period) were determined using a Monte Carlo simulation pricing model, with assumptions and methodologies that are generally consistent with those used to estimate fair value at grant under U.S. GAAP. For PSUs with a non-TSR
metric, fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. For each fiscal year reflected, the “compensation actually paid” (“CAP”) to the PEO and the average CAP to the non-PEO
NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for each applicable fiscal year, computed in accordance with Item 402(v) of Regulation
S-K.

	2022	2021	2020
Summary Compensation Table Total for PEO	$6,515,250	$8,614,966	$8,005,917
Less: Grant Date Fair Value of Equity Awards	($3,200,000)	($3,000,000)	($3,000,000)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Fiscal Year that are Outstanding and Unvested	$1,983,351	$3,821,698	$11,035,557
Add: Year - over - Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Year	($3,135,249)	$1,358,432	($168,110)
Add: Year - over - Year Change in Fair Value of Outstanding and Unvested Equity Awards	($6,778,793)	$6,280,037	$6,815,604
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$375,023	$234,175	$169,150
Compensation Actually Paid to PEO	($4,240,418)	$17,309,308	$22,858,118

	2022	2021	2020
Average Summary Compensation Table Total for NEOs (other than PEO)	$2,835,458	$3,002,445	$2,600,151
Less: Grant Date Fair Value of Equity Awards	($868,750)	($581,250)	($608,750)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Year that are Outstanding and Unvested	$595,545	$716,452	$2,239,381
Add: Year - over - Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	($456,609)	$134,709	($25,602)
Add: Year - over - Year Change in Fair Value of Outstanding and Unvested Equity Awards	($1,063,071)	$868,534	$1,049,128
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$51,558	$22,421	$22,760
Average Compensation Actually Paid to NEOs	$1,094,131	$4,163,311	$5,277,068

(3)
Total shareholder return is calculated based on a fixed investment of $100 measured from the market close on December 31, 2019 (the last trading day of fiscal 2019) through and including the end of the year for each year reported in the table.

(4)
Peer companies utilized for comparative financial results, as referenced in our
Compensation Discussion and Analysis
and as shown in Appendix C, are: Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Artisan Partners Asset Management Inc., BrightSphere Investment Group Inc., Cohen & Steers, Inc., Federated Hermes, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Henderson Group plc, T. Rowe Price Group, Inc., and Victory Capital Management Inc.

Relationship of Principal Executive Officer and Average Named Executive Officers
(non-Principal
Executive Officer)
CAP to Total Shareholder Return, Net
Income
and Earnings Per Share – Diluted, as Adjusted
Over the three-year period ending
December
31, 2022,
CAP
to the PEO ranged from $22.9 million in 2020 to ($4.2) million in 2022, and, to the
Non-PEO
NEOs, ranged from $5.3 million in 2020 to $1.1 million in 2022, primarily reflecting changes in the Company’s absolute stock performance as well as annual cash incentive compensation. Over the three-year period, the Company’s cumulative TSR was strong on an absolute and relative basis, delivering a positive total return of 68.5% compared to the total return of 18.8% for the market-weighted average of the Financial Peers.
In 2020, Net Income and EPS – diluted, as adjusted, were $80.0 million and $16.21, respectively, reflecting solid financial performance of the Company. The total return on the Company’ stock was 82.4% for the year. CAP to the PEO was $22.9 million, and average CAP to the other NEOs was $5.3 million, primarily due to market appreciation of unvested restricted stock unit awards and positive performance factor adjustments in unvested restricted stock unit
awards
.
In 2021, Net Income increased 160% to $208.1 million and EPS – diluted, as adjusted, increased 121% to $35.85, reflecting strong financial performance of the Company. The total return on the Company’ stock was 38.9% for the year. CAP to the PEO was $17.3 million and average CAP to the other NEOs was $4.2 million, primarily due to market appreciation of unvested stock unit awards and higher annual cash incentive compensation consistent with the Company’s pay-for-performance
approach.
In 2022, challenging market conditions impacted business performance resulting in a decline of 44% in net income to $117.5 million and a decline of 28% in EPS – diluted, as adjusted, to $25.74. The total return on the Company’ stock was (33.5%) for the year. CAP to the PEO declined to ($4.2) million and average CAP to the other NEOs was $1.1 million, partially reflecting the impact from the decrease in both net income and EPS – diluted, as adjusted. The decrease from the prior year was primarily due to market depreciation of unvested stock unit awards, negative adjustments to the performance factors of unvested stock unit awards, and lower annual cash incentive compensation.

Most Important Measures in Determining Pay of the Company’s NEOs
The following unranked measures are the most important financial performance measures, as determined by the Company, that link compensation actually paid to our PEO and other NEOs to the Company’s performance.

Measures

Operating margin, as adjusted (1)

Growth in operating income, as adjusted, versus Financial Peers (2)

Diluted EPS, as adjusted (1)

Gross mutual fund sales versus industry peers (3)

Relative investment performance (4)

Total net flow rate, versus Financial Peers (5)

Shareholder return, versus Financial Peers (6)

(1)	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts in Appendix A to this Proxy Statement

(2)	Annual growth in operating income, as adjusted

(3)	Shown as a percentile ranking

(4)	As measured by percent of long-term AUM outperforming industry peers on a three-year basis

(5)	Annualized net flows divided by beginning-of-period long-term AUM. One- and three-year periods relative to Financial Peers

(6)	Three-year total shareholder returns relative to Financial Peers

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2022

We pay non-executive directors an annual retainer for their service on the Board, along with additional retainers reflecting committee service.

The compensation package:

•	Reflects the expertise and counsel that each director contributes and their commitment to the Board;

•	Aligns the interests of directors with those of our shareholders; and

•	Is competitive with the market.

Current Director Retainers

For 2022, the non-executive Chairman received an annual retainer of $315,000, and the other non-executive directors received an annual retainer of $190,000. For 2022, non-employee directors also received the following retainers for service on committees.

Committees	Chair Retainer ($)	Member Retainer ($)
Audit	25,000	15,000
Compensation	25,000	15,000
Governance	12,500	7,500

Retainers are paid 50% in cash and 50% in equity, to align with competitive market practices and assist the directors in acquiring ownership of our Common Stock. The cash portion is paid quarterly in advance. The equity portion is granted in Common Stock on the date of each Annual Meeting.

The CEO does not receive director compensation because he is compensated in his role as CEO.

Annual Competitive Review

The Compensation Committee annually reviews the compensation of non-employee directors and recommends any changes to the full Board for approval. In 2022, the Compensation Committee, based in part on a market- competitive review of non-employee director compensation by Mercer, the Compensation Committee’s independent compensation consultant, recommended an increase of $35,000 in the annual non-executive Chairman retainer to $350,000 and an increase of $10,000 in the annual non-executive Director retainer (other than the Chairman) to $200,000. The Board approved the recommendation, effective January 1, 2023.

Non-Employee Director Share Ownership Guidelines

Non-employee directors are subject to share ownership guidelines to reinforce the alignment of directors’ interests with shareholders’ interests and to reflect competitive practices. Each director must meet share ownership guidelines in the amount of four times the annual cash retainer paid to the director. There is no set time period for directors to meet the ownership level, but each director is expected to retain the entire portion of his or her annual retainer that is paid in stock, less shares sold to pay associated tax obligations, to meet the guidelines. All non-employee directors subject to the guidelines are currently in compliance with this requirement except for Mr. Morris, who was appointed to the Board effective March 2021 and accordingly is expected to retain his annual retainer paid in stock until the required ownership level is met.

Director Compensation

The table below shows the value of all compensation paid to non-employee directors in 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Peter L. Bain	102,500	102,375	—	—	—	—	204,875

Susan S. Fleming	108,750	108,675	—	—	—	—	217,425

Paul G. Greig	107,500	107,450	—	—	—	—	214,950

Timothy A. Holt	168,750	168,700	—	—	—	—	337,450

Melody L. Jones	111,250	111,125	—	—	—	—	222,375

W. Howard Morris	102,500	102,375	—	—	—	—	204,875

Stephen T. Zarrilli	102,500	102,375	—	—	—	—	204,875

(1)

Each then-serving director receiving compensation was awarded shares of Common Stock on May 18, 2022. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 16 of the Notes to Consolidated Financial Statements in our 2022 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations at the Company’s principal executive offices, Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth in the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on Wednesday, May 17, 2023. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at www.proxyvote.com. To view these materials please have your 16-Digit Control Number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Non-GAAP Information and Reconciliations

(Dollars in thousands except per share data)

The following are reconciliations and related notes of the most comparable U.S. GAAP measure to each non-GAAP measure.

Non-GAAP financial information differs from financial information determined in accordance with U.S. GAAP as a result of the reclassification of certain income statement items, as well as the exclusion of certain expenses and other items that are not reflective of the earnings generated from providing investment management and related services. Non-GAAP financial information has material limitations and should not be viewed in isolation or as a substitute for U.S. GAAP measures.

Reconciliation of Total Revenues, GAAP to Total Revenues, as Adjusted:

	Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2020
Total revenues, GAAP	$886,379	$979,234	$603,896
Consolidated investment products revenues (1)	9,162	9,685	9,472
Distribution and other asset-based expenses (2)	(112,612)	(141,039)	(77,010)

Total revenues, as adjusted	$782,929	$847,880	$536,358

Reconciliation of Total Operating Expenses, GAAP to Operating Expenses, as Adjusted:

	Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2020
Total operating expenses, GAAP	$688,919	$653,746	$460,732
Consolidated investment products expenses (1)	(4,408)	(3,562)	(10,585)
Distribution and other asset-based expenses (2)	(112,612)	(141,039)	(77,010)
Amortization of intangible assets (3)	(58,504)	(44,481)	(30,127)
Restructuring and severance (4)	(4,015)	—	(1,155)
Acquisition and integration expenses (5)	(16,603)	(22,039)	(826)
Other (6)	1,001	(2,578)	(1,189)

Total operating expenses, as adjusted	$493,778	$440,047	$339,840

Reconciliation of Net Income Attributable to Common Stockholders, GAAP to Net Income Attributable to Common Stockholders, as Adjusted:

	Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2020
Net income attributable to Virtus Investment Partners, Inc., GAAP	$117,541	$208,131	$79,957
Amortization of intangible assets, net of tax (3)	39,764	29,660	18,810
Restructuring and severance, net of tax (4)	2,933	—	839
Seed capital and CLO investments, net of tax (5)	39,662	(8,096)	(2,957)
Acquisition and integration expenses, net of tax (5)	12,089	16,126	613
Other, net of tax (6)	(16,827)	41,103	32,052

Net income attributable to Virtus Investment Partners, Inc., as adjusted	$195,162	$286,924	$129,314

Weighted Average Shares Outstanding—Diluted	7,582	8,003	7,976
Weighted Average Shares Outstanding—Diluted, as adjustedA	7,582	8,003	7,976
Earnings Per Share—Diluted, GAAP	$15.50	$26.01	$10.02
Earnings Per Share—Diluted, as adjusted	$25.74	$35.85	$16.21

A	Reflects dilutive impact to shares in all periods; differs from GAAP basis in periods of a GAAP earnings loss, if any

Notes to Reconciliations:

Reclassifications:

1.

Consolidated investment products - Revenues and expenses generated by operating activities of mutual funds and CLOs that are consolidated in the financial statements. Management believes that excluding these operating activities to reflect net revenues and expenses of the company prior to the consolidation of these products is consistent with the approach of reflecting its operating results from managing third-party client assets.

Revenue Related Adjustments:

2.

Investment management/Distribution and service fees - Each of these revenue line items is reduced to exclude fees passed-through to third-party client intermediaries who own the retail client relationship and are responsible for distributing the product and servicing the client. The amount of fees fluctuates each period, based on a predetermined percentage of the value of assets under management, and vary based on the type of investment product. The specific adjustments are as follows:

Investment management fees - Based on specific agreements, the portion of investment management fees passed-through to third-party intermediaries for services to investors in sponsored investment products.

Distribution and service fees - Based on distinct arrangements, fees collected by the Company then passed-through to third-party client intermediaries for services to investors in sponsored investment products. Adjustment represents all of the Company’s distribution and service fees which are recorded as a separate line item on the condensed consolidated statements of operations.

Management believes that making these adjustments aids in comparing the company’s operating results with other asset management firms that do not utilize third-party client intermediaries.

Other Adjustments:

3.

Distribution and other asset-based expenses - Primarily payments to third-party client intermediaries for providing services to investors in sponsored investment products. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that do not utilize third-party client intermediaries.

4.

Amortization of intangible assets - Non-cash amortization expense or impairment expense, if any, attributable to acquisition-related intangible assets, including any portion that is allocated to noncontrolling interests. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

5.

Restructuring and severance - Certain non-recurring expenses associated with restructuring the business, including lease abandonment-related expenses and severance costs associated with staff reductions that are not reflective of ongoing earnings generation of the business. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods.

6.

Acquisition and integration expenses - Expenses that are directly related to acquisition and integration activities. Acquisition expenses include transaction closing costs, change in fair value of contingent consideration, certain professional fees, and financing fees. Integration expenses include costs incurred that are directly attributable to combining businesses, including compensation, restructuring and severance charges, professional fees, consulting fees, and other expenses. Management believes that making these adjustments aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

7.

Other - Certain expenses that are not reflective of the ongoing earnings generation of the business. Employment expenses and noncontrolling interests are adjusted for fair value measurements of affiliate minority interests. Other operating expenses are adjusted for non-capitalized debt issuance costs. Interest expense is adjusted to remove gains on early extinguishment of debt and the write-off of previously capitalized costs associated with the modification of debt. Income tax expense (benefit) items are adjusted, for uncertain tax positions, changes in tax law, valuation allowances, and other unusual or infrequent items not related to current operating results to reflect a normalized effective rate. Management believes that making these adjustments aids in comparing the company’s operating results with prior periods.

8.

Seed capital and CLO investments (gains) losses - Gains and losses (realized and unrealized) of seed capital and CLO investments. Gains and losses (realized and unrealized) generated by investments in seed capital and CLO investments can vary significantly from period to period and do not reflect the Company’s operating results from providing investment management and related services. Management believes that making this adjustment aids in comparing the Company’s operating results with prior periods and with other asset management firms that do not have meaningful seed capital and CLO investments.

Components of Acquisition and Integration Expenses and Other for the respective periods are shown below:

	Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2020
Acquisition and Integration Expenses
Employment expenses	$4,542	$1,065	$655
Other operating expenses	4,041	8,574	171
Change in fair value of contingent consideration	8,020	12,400	0

Total Acquisition and Integration Expenses	$16,603	$22,039	$826

	Twelve Months Ended
	12/31/2022	12/31/2021	12/31/2020
Other
Non-capitalized debt issuance costs	$—	$813	$—
Employment expense fair value adjustments	(1,001)	1,765	1,189
(Gain)/loss on extinguishment of debt	—	180	(704)
Tax impact of adjustments	272	(733)	(125)
Other discrete tax adjustments	92	(4,116)	309
Affiliate minority interest fair value adjustments	(16,190)	43,194	31,383

Total Other	$(16,827)	$41,103	$32,052

Definitions:

Revenues, as adjusted, comprise the fee revenues paid by clients for investment management and related services. Revenues, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP, namely in excluding the impact of operating activities of consolidated investment products and reduced to exclude fees passed through to third-party client intermediaries who own the retail client relationship and are responsible for distributing the product and servicing the client.

Operating expenses, as adjusted, is calculated to reflect expenses from ongoing continuing operations. Operating expenses, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP expenses in that they exclude amortization or impairment, if any, of intangible assets, restructuring and severance, the effect of consolidated investment products, acquisition and integration-related expenses and certain other expenses that do not reflect the ongoing earnings generation of the business.

Operating margin, as adjusted, is a metric used to evaluate efficiency represented by operating income, as adjusted, divided by revenues, as adjusted.

Earnings (loss) per share, as adjusted, represent net income (loss) attributable to common stockholders, as adjusted, divided by weighted average shares outstanding, as adjusted, on either a basic or diluted basis.

Appendix B

Additional Information Regarding Mutual Fund Investment Performance

Additional information on Virtus Funds rated by Morningstar for the period ending December 31, 2022:

Description	Overall	3 yr.	5 yr.	10 yr.
Number of 3/4/5 Star Funds	61	54	54	48
Percentage of Assets	90%	75%	84%	89%
Number of 4/5 Star Funds	34	27	25	29
Percentage of Assets	57%	25%	38%	60%
Total Funds	77	77	74	64

Data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Morningstar Ratings:

The Morningstar RatingTM for funds, or “star rating,” is calculated for managed products (including mutual funds, variable annuity and variable life subaccounts, exchange-traded funds, closed-end funds, and separate accounts) with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of products in each product category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. The Overall Morningstar Rating for a managed product is derived from a weighted average of the performance figures associated with its three-, five-, and 10-year (if applicable) Morningstar Rating metrics. The weights are: 100% three-year rating for 36-59 months of total returns, 60% five-year rating/40% three-year rating for 60-119 months of total returns, and 50% 10-year rating/30% five-year rating/20% three-year rating for 120 or more months of total returns. While the 10-year overall star rating formula seems to give the most weight to the 10-year period, the most recent three-year period actually has the greatest impact because it is included in all three rating periods. Ratings do not take into account the effects of sales charges and loads.

© 2023 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

Please carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member FINRA and subsidiary of Virtus Investment Partners, Inc.

B-1

Appendix C

Peer Companies Utilized for Comparative Financial Results

Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Artisan Partners Asset Management Inc., BrightSphere Investment Group Inc., Cohen & Steers, Inc., Federated Hermes, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Henderson Group plc, T. Rowe Price Group, Inc., and Victory Capital Holdings, Inc.

C-1

Appendix D

~~SECOND~~ THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIRTUS INVESTMENT PARTNERS, INC.

Virtus Investment Partners, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Virtus Investment Partners, Inc.

2. This ~~Second~~ Third Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, as amended (the “DGCL”), and amends and restates the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation.

3. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Virtus Investment Partners, Inc.

ARTICLE II

The Corporation’s registered office in the State of Delaware is at 1209 N. Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. Authorized Stock. The aggregate number of all classes of stock that the Corporation shall have the authority to issue is 1,000,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 250,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). The number of authorized shares of the Common Stock and the Preferred Stock or any other class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, and, irrespective of Section 242(b)(2) of the DGCL, no vote of the holders of any of the Common Stock, the Preferred Stock or any other class or series of stock, voting separately as a class, shall be required therefor except as may be otherwise provided in a Preferred Stock Certificate of Designation relating to a series of Preferred Stock.

Section 2. Preferred Stock.

(a) The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof.

(b) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series;

(iii) whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate of the series;

(iv) whether dividends, if any, shall be payable in cash, in kind or otherwise;

(v) the dates on which dividends, if any, shall be payable;

(vi) the redemption rights and price or prices, if any, for shares of the series;

(vii) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(viii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(ix) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(x) restrictions on the issuance of shares of the same series or of any other class or series; and

(xi) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series and one or more other series or classes of stock of the Corporation).

(c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(d) Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution of the Board of Directors of the Corporation.

(e) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation or to a Preferred Stock Certificate of Designation that relates solely to one or more outstanding series of Preferred Stock if the holders of such series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

Section 3. Voting in Election of Directors. Except as may be required by law or as provided in this Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

Section 4. Owner. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, acting by resolution adopted by a majority of the entire Board of Directors at any special or regular meeting of the Board of Directors, is expressly authorized to make, adopt, alter, amend or repeal the by-laws of the Corporation if, in the case of such special meeting only, notice of such adoption, alteration, amendment or repeal is contained in the notice or waiver of such meeting.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE VIII

(a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) members. Subject to the rights of the holders of shares of any class or series of Preferred Stock, if any, the exact number of directors shall be fixed solely by the Board of Directors. ~~and the directors shall be classified, with respect to the time for which they severally hold office, into three classes, one class to hold office initially for a term expiring at the annual meeting of stockholders held in 2009, another class to hold office initially for a term expiring at the annual meeting of stockholders held in 2010, and another class to hold office initially for a term expiring at the annual meeting of stockholders held in 2011, with the members of each class to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, the successors to such directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified.~~ Commencing at the annual meeting of stockholders (an “Annual Meeting”) to be held in 2024, subject to the special rights of the holders of shares of any class or series of Preferred Stock to elect additional directors, the directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director in office at the 2024 Annual Meeting whose term expires at the 2025 Annual Meeting or the 2026 Annual Meeting (each such director, a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. In the event of any increase or decrease in the authorized number of directors, each Continuing Classified Director then serving shall nevertheless continue as a Continuing Classified Director until the expiration of his or her term or his or her death, resignation, retirement, disqualification or removal from office.

(b) Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority and information concerning nominees, shall be given in the manner provided in the by-laws.

(c) Subject to the rights of the holders of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office and not by stockholders, although less than a quorum. ~~and directors so chosen~~. Subject to the special rights of holders of any series of Preferred Stock to elect additional directors, any director elected to fill a vacancy or newly created directorship shall hold office ~~for a term expiring at~~ until the next ~~annual meeting of stockholders at which the term of the class to which they have been elected expires. No~~ Annual Meeting and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding the foregoing, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a Continuing Classified Director shall hold office until the Annual Meeting at which the term of such Continuing Classified Director would have expired and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. In no event shall a decrease in the number of directors constituting the Board of Directors ~~shall~~remove or shorten the term of any incumbent director. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, but only upon the affirmative vote of the holders of at least a majority of the combined voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors; provided that, until their next election at an Annual Meeting, (i) the Continuing Classified Directors and (ii) any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director may in each case, to the fullest extent permitted by applicable law, only be removed for cause and ~~only~~ upon the affirmative vote of the holders of at least a majority of the combined voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

(d) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all classes of outstanding capital stock, voting together as a single class, shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

Section 1. Limitation on Liability of Directors. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article IX shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Right of Directors and Officers to Indemnity From the Corporation. Each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become a director or officer of the Corporation or is or was serving, or had agreed to serve, at the request of the Corporation as a director, officer, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, partner or trustee or in any other capacity while serving as a director, officer, manager, partner or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 4 of this Article IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 3. Advancement of Expenses. In addition to the right to indemnification conferred in Section 2 of this Article IX, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 3 or otherwise.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 2 or 3 of this Article IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

Section 5. Procedural Matters. The right to indemnification and advancement of expenses provided by this Article IX shall exist, and shall continue, as to any person who formerly was an officer or director of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer or director of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article IX shall be on the Corporation. The Corporation may, by provisions in its by-laws or by agreement with one or more Indemnitees, establish procedures for the application of the foregoing provisions of this Article IX, including a provision defining terms used in this Article IX. The right of an Indemnitee to indemnification or advances as granted by this Article IX shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

Section 6. Amendment. No amendment, termination or repeal of this Article IX or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 7. Other Rights to Indemnity. The indemnification and advancement of expenses provided by this Article IX shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article IX shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article IX.

Section 8. Other Indemnification and Advancement of Expenses. In addition to indemnification by the Corporation of current and former officers and directors and advancement of expenses by the Corporation to current and former officers and directors as permitted by the foregoing provisions of this Article IX, the Corporation may, in a manner and to the fullest extent permitted by law, indemnify current and former agents and other persons serving the Corporation and advance expenses to current and former employees, agents and other persons serving the Corporation, in each case as may be authorized by the Board of Directors, and any rights to indemnity or advancement of expenses granted to such persons may be equivalent to, or greater or less than, those provided to directors, officers and employees by this Article IX.

Section 9. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power.

ARTICLE X

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied. Special meetings of stockholders of the Corporation may be called only by the Board of Directors.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this ~~Second~~Third Amended and Restated Certificate of Incorporation to be executed by George R. Aylward, its President and Chief Executive Officer, this ~~18~~[●]th day of May~~December~~[●], ~~2008~~2023.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ George R. Aylward

Name:	George R. Aylward

Title:	President and Chief Executive Officer

C/O BROADRIDGE

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or from a smartphone, scan the QR Barcode above. Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05724-P88242-Z84482                        KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIRTUS INVESTMENT PARTNERS, INC.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and 1 YEAR for Proposal 4

1.	Election of Directors:

			For		Withhold

	1a.	George R. Aylward	☐		☐

	1b.	Paul G. Greig	☐		☐

			For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023;		☐	☐	☐

3.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in the Proxy Statement;		☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

		1 Year	2 Years	3 Years	Abstain

4.	To hold an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;	☐	☐	☐	☐
			For	Against	Abstain

5.	To amend and restate our certificate of incorporation to provide for the phased-in declassification of our Board of Directors; and		☐	☐	☐

6.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. This section must be completed for your vote to be counted.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date